AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2004

                                      INVESTMENT COMPANY ACT FILE NO. 811-07359


                          U.S. SECURITIES AND EXCHANGE
                           COMMISSION WASHINGTON, D.C.
                                      20549
                                ----------------
                                    FORM N-2

                          REGISTRATION STATEMENT UNDER
                     THE INVESTMENT COMPANY ACT OF 1940                     [X]
                               AMENDMENT NO. 3                              [X]
                        (Check Appropriate Box or Boxes)


                       HYPERION STRATEGIC BOND FUND, INC.
               (Exact Name of Registrant As Specified in Charter )

                   ONE LIBERTY PLAZA, 165 BROADWAY, 36th FLOOR
                             NEW YORK, NY 10006-1404
                    (Address of Principal Executive Offices)
       Registrant's Telephone Number, including Area Code: 1(800) Hyperion

                            JOHN H. DOLAN, PRESIDENT
                       HYPERION STRATEGIC BOND FUND, INC.
                   ONE LIBERTY PLAZA, 165 BROADWAY, 36th FLOOR
                             NEW YORK, NY 10006-1404
                     (Name and Address of Agent for Service)

                                 With copies to:

                                DAVID C. MAHAFFEY
                            SULLIVAN & WORCESTER LLP
                               1666 K STREET, N.W.
                             WASHINGTON, D.C. 20006

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, shares of the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such shares will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any shares in the Registrant.

                                                            NO.   _____________
PRIVATE PLACEMENT MEMORANDUM            NAME OF OFFEREE _______________________
June 30, 2004
                                20,000,000 Shares

                       HYPERION STRATEGIC BOND FUND, INC.

                                  Common Stock
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     Hyperion  Strategic  Bond Fund,  Inc.,  (the  "Fund") is a  non-diversified closed-end management investment company whose investment objective is to provide high total return by investing, under normal circumstances, at least 65% of its assets in securities backed by interests in real estate. Under normal circumstances, the Fund anticipates being primarily invested in below investment
grade   securities.   Investments  in  below  investment  grade  securities  are considered to be speculative and may be subject to special risks. Such special risks include greater risk of loss of principal and potential for non-payment of interest when compared with most other types of investments. The loss of the money invested is a risk of the Fund. There is no assurance that the Fund will achieve its investment objective. The Fund expects to distribute in cash all of its net assets on or before December 31, 2004, and immediately thereafter to terminate, provided that the duration of the Fund may be extended for successive one-year periods provided that each continuance is specifically approved in advance by the holders of more than 75% of the outstanding shares of the Fund's Common Stock. Notwithstanding the foregoing, the Fund may be liquidated at any time subject to the unanimous consent of the shareholders. Investors should carefully assess the risks associated with an investment in the Fund including the risk that the Fund may acquire rights of equity in real estate through its holdings. The management and disposition of these equity interests may pose additional risks to the principal investments of the Fund. Investment in the Fund involves risk and is suitable only for qualified investors of substantial financial resources who have no need for liquidity in their investment and who can bear the risk of losing their investment. See "Private Placement Memorandum Summary" and "The Fund and its Objective, Policies, and Risks."

     Hyperion Capital Management, Inc. is the Fund's investment adviser (the "Adviser") and the Fund's administrator (the "Administrator"). The Adviser is a registered investment adviser. The address of the Adviser, the Fund and the Administrator is One Liberty Plaza, New York, New York 10006 and its telephone number is (212) 549-8400.

     The minimum purchase in the offering is 150,000 shares (except for purchases by the Adviser and its affiliates). The Fund will offer and sell its shares only to qualified individuals. No fees or commissions will be paid for selling Fund shares.

     The Private Placement Memorandum sets forth concisely information about the Fund that a prospective investor ought to know before investing. Investors are advised to read this Private Placement Memorandum carefully and retain it for future reference. A Statement of Additional Information dated June 30, 2004 ("SAI") about the Fund has been filed with the Securities and Exchange Commission and is available, without charge, upon writing or calling the Fund at the above address or phone number. The SAI Table of Contents appears on page 36. The SAI is incorporated by reference into this Private Placement Memorandum.

THIS PRIVATE PLACEMENT MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY OR TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THIS PRIVATE PLACEMENT MEMORANDUM CONSTITUTES AN OFFER ONLY TO NAMED, QUALIFIED OFFERS.

TABLE OF CONTENTS                                                                                              Page
-----------------                                                                                              ----

PRIVATE PLACEMENT MEMORANDUM SUMMARY..............................................................................4
SUMMARY OF THE FUND'S EXPENSES....................................................................................9
THE FUND AND ITS OBJECTIVE, POLICIES AND RISKS....................................................................9
MANAGEMENT OF THE FUND...........................................................................................27
CONVERSION TO OPEN END STATUS ...................................................................................26
DIVIDENDS AND DISTRIBUTIONS......................................................................................29
DETERMINATION OF NET ASSET VALUE.................................................................................30
DESCRIPTION OF SHARES, VOTING RIGHT AND LIABILITIES..............................................................27
TAXES............................................................................................................32
EXPERTS..........................................................................................................35
REPORTS TO SHAREHOLDERS..........................................................................................35


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THE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED  UNDER THE SECURITIES ACT OF
1933, AS AMENDED (THE "1933 ACT"),  IN RELIANCE  UPON THE EXEMPTION  PROVIDED BY
SECTION 4(2) OF THE ACT AND REGULATION D THEREUNDER. THE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS IN RELIANCE UPON VARIOUS EXEMPTIONS PROVIDED BY THOSE LAWS. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY REGULATORY AUTHORITY NOR HAS ANY REGULATORY AUTHORITY PASSED ON THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS PRIVATE PLACEMENT MEMORANDUM. THE SHARES ARE BEING OFFERED TO A LIMITED NUMBER OF QUALIFIED PERSONS WHO WILL PURCHASE THE SHARES FOR THEIR OWN ACCOUNTS, PRIMARILY "ACCREDITED INVESTORS" PURSUANT TO REGULATION D OF THE 1933 ACT, AND OTHER
SIMILARLY QUALIFIED INVESTORS. THE SHARES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND THE SECURITIES LAWS OF THE STATES IN WHICH THE SHARES ARE SOLD PURSUANT TO REGISTRATION UNDER THE 1933 ACT OR SUCH LAWS OR EXEMPTIONS THEREFROM. NO PUBLIC MARKET FOR THE SHARES NOW EXISTS OR IS ANTICIPATED TO DEVELOP. AN INVESTMENT IN THE SHARES IS NOT SUITABLE FOR ANY PERSON REQUIRING INVESTMENT LIQUIDITY.

                                   -----------


                          FOR RESIDENTS OF ALL STATES:

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE HYPERION STRATEGIC BOND FUND, INC. AND THE TERMS OF THIS OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SHARES OFFERED HEREBY HAVE NOT BEEN
RECOMMENDED  BY  ANY  FEDERAL  OR  STATE  SECURITIES  COMMISSION  OR  REGULATORY
AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OFFERED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                                  -----------

FOR FLORIDA RESIDENTS:

THE SHARES OFFERED HEREBY WILL BE SOLD TO, AND ACQUIRED BY, THE PURCHASER IN A TRANSACTION EXEMPT UNDER SECTION 517.061(11) OF THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT. THAT SECTION PROVIDES THAT WHEN SALES ARE MADE TO FIVE OR MORE PERSONS, ANY SALE MADE PURSUANT TO SUCH SECTION IS VOIDABLE AT THE OPTION OF THE PURCHASER WITHIN THREE (3) DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT OR WITHIN THREE (3) DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER.

-------------------------------------------------------------------------------------------------------------------

                                        PRIVATE PLACEMENT MEMORANDUM SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information included elsewhere in this Private Placement Memorandum.
Investors should carefully  consider the information set forth under the heading
"Risk Considerations" in this Private Placement Memorandum Summary.

The Fund                                   Hyperion Strategic Bond Fund, Inc.  (the "Fund") is a non-diversified closed-end management investment company.  The Fund expects to distribute in cash all of its net assets on or before December 31, 2004, and immediately thereafter to terminate, provided that the duration of the Fund may be extended for successive one-year periods provided that each continuance is specifically approved in advance by the holders of more than 75% of the outstanding shares of the Fund's Common Stock.
                                           Notwithstanding the foregoing, the Fund may be liquidated at any time upon the unanimous consent of the shareholders.  See "The Fund and its
                                           Objective, Policies and Risks."

The Offering                               The Fund is offering a minimum of 150,000 shares of common stock
                                           ("Common Stock" or "Shares") during a five year offering period
                                           ("Offering Period").  Investors may subscribe to purchase Shares of the
                                           Fund during the Offering Period by completing the Subscription Agreement and the Investor Qualification Statement.  Payment for Shares being subscribed for will be made in accordance with the instructions set forth in the Subscription Agreement and the Trade Payment Authorization
                                           form.  Shares may be purchased at the then current net asset value during the Offering Period.  The Fund may offer additional Shares at the then current net asset value subsequent to the close of the Offering
                                           Period subject to the prior approval of the holders of more than 75% of the outstanding shares of the Fund's Common Stock.  See "Dividends and
                                           Distribution" and "Capital Stock of the Fund."

Investment Objective and Policies          The Fund's investment objective is to provide high total return by investing, under normal circumstances, at least 65% of its assets in securities backed by interests in real estate.  No assurance can be given that the Fund's objective will be achieved.  See "Investment
                                           Objective."

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

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
                                           The Fund will seek to achieve its objective by investing, under normal circumstances, primarily in below investment grade commercial mortgage-backed securities ("CMBS") which represent interests in or are secured by mortgage loans on commercial real property, such as industrial and warehouse properties, office buildings, retail space and shopping malls, single and multifamily properties and
                                           cooperative apartments, hotels and motels, nursing homes, hospitals and senior living centers, mobile home parks, manufactured home communities, theaters, self-storage facilities, restaurants and convenience stores;
                                           residential mortgage-backed securities ("RMBS") which represent interests in or are secured by mortgage loans on residential real property; and B-notes, which are subordinated interests of individual loans secured by commercial real estate. The Fund's portfolio is expected to consist primarily of securities with stated maturities of
                                           2-20 years. See "CMBS."

                                           The Fund may also invest in other real estate related securities or assets, including commercial mortgage loans ("Commercial Mortgage Loans"),
                                           CMBS Interest Only securities ("CMBS IO"), asset backed securities
                                           ("ABS"), credit tenant lease ("CTL")transactions, total return swaps backed by CMBS or other real estate debt, collateralized debt obligations
                                           ("CDOs"), re-remics backed by real estate related debt, franchise loan securitizations ("Franchise"), mezzanine capital in real estate financed transactions ("Mezzanine Capital"), and debt and equity securities of real estate investment trusts ("REITs"). The Fund may also invest in Fannie Mae Multifamily MBS/DUS (Delegated Underwriting and
                                           Servicing Mortgage-Backed  Securities). Additionally, the Fund
                                           reserves the right to invest without limitation in money market instruments for temporary defensive purposes.

Investment Adviser                         Hyperion Capital Management, Inc. (the "Adviser") will act as the Fund's investment adviser.  The Fund will pay the Adviser a monthly fee at an annual rate of .50% of the average weekly net asset value of the Fund.
                                           See "Management of the Fund."

Administrator                              Hyperion Capital Management, Inc. will act as the Fund's administrator
                                           (the "Administrator").  The Fund will pay the Administrator a monthly fee at an annual rate of .15% of the average weekly net assets of the
                                           Fund.  State Street Bank and Trust Company will act as sub-administrator
                                           (the "Sub-Administrator") of the Fund and will be paid by the
                                           Administrator.  See "Management of the Fund."

Distributions                              The Fund can distribute all or substantially all of its net investment income to holders of the Fund's Common Stock. Holders of the
                                           Fund's Common Stock on the 1st day of a fiscal quarter of the Fund will become entitled to distributions made on the 15th day of each fiscal quarter. See "Taxes."


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
Estimated Expenses                         Annual operating expenses, including advisory and administrative fees and other expenses (excluding interest expenses and any extraordinary items) in excess of .75% of the Fund's average daily net assets for any year will be paid by the Adviser.  Estimated offering expenses of
                                           $85,000 were charged to capital upon completion of the initial offering of the common stock.  See "Summary of the Fund's Expenses" and
                                           "Management of the Fund."

Repurchase of Shares                       The Board of Directors of the Fund may, in its sole discretion and from time to time, consider share repurchases pursuant to rules of the
                                           Securities and Exchange Commission which permit discretionary tender offers and repurchase offers. There can be no assurance that the Fund will in fact redeem any of its Shares.  See "Discretionary Tender Offers and Repurchase Offers."

Listing                                    The Shares will not be listed on a
                                           stock exchange. It is not anticipated
                                           that a market for the Shares will
                                           develop.

Fund Termination                           The Fund expects to distribute in cash all of its net assets on or prior to December 31, 2004, and immediately thereafter to terminate, provided that the duration of the Fund may be extended for successive one-year periods provided that each continuance is specifically approved in advance by the holders of more than 75% of the outstanding shares of the
                                           Fund's Common Stock.  In the event Clifford E. Lai ceases his affiliation with the Adviser, the Fund will terminate immediately thereafter, unless the duration of the Fund is otherwise extended by the approval of more than 75% of the outstanding shares of the Fund's Common
                                           Stock.  Notwithstanding the foregoing, the Fund may be liquidated at any time upon the unanimous consent of the shareholders.  No fee will be imposed in connection with the Fund's termination and liquidation.

Risk Considerations                        Investment in the Fund involves special considerations, as the Fund is a closed-end investment company which invests principally in below investment grade securities.  The Fund is intended to be for investors who seek a long-term investment.  No trading market exists or is expected to exist for the Shares.  A loss of some or all of your investment is a risk of investing in the Fund.  A summary of the principal risks of investing in the Fund follows.

                                           Non-diversification. An investment in the Fund's Common Stock cannot be considered a complete investment program. Because the Fund's investment portfolio will be non-diversified, the shares may be subject to greater risk than the shares of a closed-end investment company whose portfolio is diversified.

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
                                           Below Investment Grade Securities. The Fund will invest predominantly in below investment grade securities. Investors should consider the risks associated with investing in CMBS and other mortgage-related securities which may involve the risks of delinquent payments of interest and principal, early prepayments and potential unrecoverable principal loss from the sale of foreclosed property. The below investment grade quality of the CMBS also present additional risks which are discussed below. Additionally, by investing in Commercial Mortgage Loans, the Fund may acquire rights of equity in real estate through its holdings. See
                                           "Taxes" for a discussion of the federal tax implications of such holdings. The management and disposition of these equity interests may pose additional risks to the principal investments of the Fund.
                                           See "Risk Considerations."

                                           Investors should recognize that below investment-grade and unrated CMBS and other mortgage-related securities in which the Fund will invest have speculative characteristics. The prices of lower credit quality securities have been found to be less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn or of a period of rising interest rates, for example, could cause a decline in the price of lower credit quality securities because the advent of a recession could lessen the ability of obligors of mortgages underlying such investments to make principal and interest payments. In such event, existing credit supports may be insufficient to protect loss of principal.

                                           Illiquid Securities.  The Fund may invest in securities such as CMBS that may lack an established secondary trading market or are otherwise considered illiquid.  Liquidity of a security refers to the ability to easily dispose of securities and the price to be obtained, and does not necessarily relate to the credit risk or likelihood of receipt of cash at maturity.  Illiquid securities may trade at a discount from comparable, more liquid investments.  The CMBS and other
                                           mortgage-related securities which the Fund intends to acquire may be less marketable or in some instances illiquid because of the absence of registration under the federal securities laws, contractual restrictions on transfer and the small size of the issue (relative to the issues of comparable interests).  There is no limit on the percentage of the
                                           Fund's assets that may be invested in illiquid securities.  See "Risk
                                           Considerations."


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
                                           Borrowing. The Fund may borrow from banks or through repurchase agreements in amounts up to one-third of total assets and pledge some assets as collateral. The Fund will pay interest on borrowed money and may incur other transaction costs. These expenses can exceed the income received or capital appreciation realized by the Fund from any securities purchased with borrowed money. Further, the Fund may invest in securities with borrowed money which lose value, thereby increasing the amount of loss incurred by an investor. In times of volatile markets, a sudden drop in the value of the assets of the Fund may cause the Fund to violate agreed upon credit maintenance ratios. This could result in a default under such loan agreements causing an early call of a loan and/or the payment of penalties to the lender; thereby causing a loss of income and/or principal to investors in the Fund.

                                           Other Investment Management Techniques. The Fund may use various other investment management techniques that also involve special considerations including engaging in hedging transactions (when available and cost efficient) used to affect the Fund's average duration of securities in which it invests and entering into repurchase agreements.
                                           For further discussion of these practices and the associated risks and special considerations, see "Risk Considerations."

                                           Market Value of Assets. The market values of the Fund's assets will generally fluctuate inversely with changes in prevailing interest rates and directly with the perceived credit quality of such assets. To the extent the various hedging techniques and active portfolio management employed by the Fund do not offset these changes, the net asset value of the Fund's Shares will also fluctuate in relation to these changes. The various investment techniques employed by the Fund and the different characteristics of particular securities in which the
                                           Fund may invest make it difficult to predict precisely the impact of interest rate and credit quality changes on the net asset value of the
                                           Shares. Market value may also be impaired by actual principal losses resulting from collateral foreclosures and sales.

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                         SUMMARY OF THE FUND'S EXPENSES
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         The expense summary below was developed to help you make your investment decisions. You should consider this expense information along with other important information in this Private Placement Memorandum, including the Fund's investment objective.


         Estimated Annual Fund Expenses
           (as a percentage of average daily net assets)

         Investment Advisory Fees........................................       .50%

         Other Expenses..................................................       .25%
              (including Administration Fees. . . . . . . . . .          .15%)

                                                                                -----
                                                                                -----
         Total Annual Fund Operating Expenses............................       .75%


         Example:

         A shareholder would pay the following expenses on a 10,000 investment in the Fund, assuming a 5% annual return:

                           1 Year           3 Years           5 Years           10 Years

                           $102             $318              $552              $1,225


         The purpose of the expense table provided above is to assist investors in understanding the various costs and expenses that an investor in the Fund would bear directly or indirectly. The expenses reflected above are estimates of the expenses the Fund will incur. For a further discussion of these fees, see "Management of the Fund."

         If the Fund incurs actual total operating expenses (excluding extraordinary items) in excess of .75% of the Fund's average daily net assets in any year, such excess will be paid by the Adviser and will not be charged to the Fund or its shareholders.
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                 THE FUND AND ITS OBJECTIVE, POLICIES AND RISKS

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The Fund

     The Fund is a closed-end, non-diversified management investment company that was incorporated on September 12, 1995 under the laws of the State of Maryland. The Fund expects to distribute in cash all of its net assets on or before December 31, 2004, and immediately thereafter to terminate, provided that the duration of the Fund may be extended for successive one-year periods provided that each continuance is specifically approved in advance by the holders of more than 75% of the outstanding shares of the Fund's Common Stock. In the event Clifford E. Lai ceases his affiliation with the Adviser, the Fund will terminate immediately thereafter, unless otherwise extended by the approval of more than 75% of the outstanding shares of the Fund's Common Stock. Notwithstanding the foregoing, the Fund may be liquidated at any time upon the unanimous consent of the shareholders. Prior to its termination and liquidation, the Fund intends, at all times, to have greater than 100 beneficial owners of its securities.

Investment Objective

     The Fund's investment objective is to provide high total return by investing, under normal circumstances, at least 65% of its assets in securities backed by interests in real estate. The investment objective of the Fund is fundamental and may not be changed without approval by the holders of more than 75% of the shares of the Fund's Common Stock. No assurance can be given that the Fund's objective will be achieved. Like all investors in interest bearing securities, the Fund is exposed to risk that the prices of individual securities held by the portfolio may fluctuate, in some cases significantly, in response to changes in credit conditions and prevailing levels of interest rates. See "Risk Considerations." At least 80% of the Fund's assets will be invested in debt. This policy is not fundamental and can be changed with at least 60 days prior notice to shareholders.

Investment Policies

     The Fund will seek to achieve its objective by interests in investing, under normal circumstances, at least 65% of its assets in securities backed by interests in real estate. These securities represent interests in or are secured by mortgage loans on commercial property as well as representing interests in other mortgage-related securities or assets and including the following:
Commercial Mortgage Backed Securities ("CMBS") with investment and below investment grade ratings , CMBS Interest Only securities ("CMBS IO"), residential mortgage backed securities ("RMBS") with investment and below investment grade ratings, credit tenant lease ("CTL") transactions, and total return swaps backed by CMBS or other real estate debt. The Fund may also invest in other mortgage-related securities or assets including Commercial Mortgage Loans, securitized and non-securitized B-Notes, ABS, Mezzanine Capital, and debt and equity securities of REITS, CDOs and re-remics backed by real estate related debt, and Franchise. The Fund may also invest in Fannie Mae Multifamily MBS/DUS (Delegated Underwriting and Servicing Mortgage-Backed Securities). Additionally, the Fund reserves the right to invest without limitation in money market instruments for temporary defensive purposes. The majority of assets in which the Fund will invest are expected to be rated BB or below. Investments in lower rated securities or unrated securities of equivalent credit quality are subject to special risks, including a greater risk of loss of principal and non-payment.


     The following is a discussion of the various investments eligible to be purchased by the Fund and the investment techniques anticipated to be employed by the Fund.

     In determining which CMBS and other real estate backed securities the Fund will purchase, the Adviser will consider, among other factors, the following: creditworthiness of the borrower, characteristics of the underlying mortgage loan, including the loan-to-value ratio ("LTV") and debt service coverage ratio, loan seasoning, and refinancing risk; characteristics of the underlying property, including diversity of the loan pool, occupancy and leasing, and competitiveness in the pertinent market; economic, environmental and local considerations; deal structure, including historical performance of the originator, subordination percentages; and structural participants such as administrators and servicers.

     In addition to examining the relative value of the investments as indicated above, the Adviser's disciplined approach to investments for the Fund's portfolio will include considerable interaction with rating agencies, servicers and special servicers, conducting its own real estate due diligence, reviewing third party due diligence of the underlying mortgage securities, extensive review of due diligence by underwriters and rating agencies, confirmation of debt service coverage ratios and stress testing of security cash flows. The Adviser also will select investments which will vary the portfolio by underlying property types and geographic regions.

     The Fund may invest its assets without limitation in (i) cash, (ii) short-term, investment-grade debt obligations or money market instruments or
(iii) securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities for the following cash management reasons: (1) liquidation of Fund assets and pending reinvestment of the proceeds in accordance with the Fund's investment objective and policies; (2) to pay distributions to shareholders and operating expenses; and (3) to meet its obligations under any tender offer or share repurchases. In addition, the Fund may take a temporary defensive posture and invest without limitation in the securities listed above at such times as the Adviser, in its sole discretion, believes that it is in the best interest of the Fund's shareholders to assume such a defensive posture. To the extent that the Fund invests in such instruments, it may not achieve its investment objective.

     The Fund may also employ various hedging techniques, including interest rate transactions, that will affect the Fund's average duration. (See "Risk Considerations -- Hedging Transactions.") In addition, the Fund may use various techniques and investments to increase or decrease its exposure to changing security prices, interest rates or other factors that affect security values. These techniques and investments may involve derivative transactions such as buying and selling options and futures contracts, selling securities short and investments in mortgage-backed securities. The Fund may use these practices to adjust the risk and return characteristics of the Fund's portfolio. However, these techniques or investments may result in a loss, regardless of whether the intent was to reduce risk or increase return, with unexpected changes in market conditions or if the counterparty to the transaction does not perform as promised. In addition, these techniques or investments may increase the volatility of the Fund and may involve a small investment of cash relative to the magnitude of the risk assumed.

     (1) CMBS -- CMBS are generally multi-class debt or pass-through securities backed by a mortgage loan or pool of mortgage loans secured by commercial property, such as industrial and warehouse properties, office buildings, retail centers and shopping malls, multi-family properties and cooperative apartments, hotels and motels, nursing homes, hospitals, senior living centers, manufactured living communities and mobile home parks. Assets underlying CMBS may relate to many properties, only a few properties, or to a single property. Each commercial mortgage loan that underlies CMBS has certain distinct characteristics.

     Commercial mortgage loans are sometimes not amortizing and often not fully amortizing. At their maturity date, repayment of the remaining principal balance or "balloon" is due and is repaid through the attainment of an additional loan, the sale of the property or the contribution of additional capital. Unlike most single family residential mortgages, commercial real property loans often contain provisions that substantially reduce the likelihood that they will be prepaid. The provisions generally impose significant prepayment penalties on loans and, in some cases, there may be prohibitions on principal prepayments for several years following origination. This difference in prepayment exposure is significant due to the extraordinarily high levels of refinancing of traditional residential mortgages experienced over the past years when mortgage rates reached a 25 year low. Changing real estate markets may adversely affect both the value of the underlying collateral and the borrower's ability to meet contractual obligations, either of which may lead to delinquencies, defaults, modifications or foreclosure that in turn may lead to the realization of credit losses in CMBS. See "Risk Considerations."

     CMBS have been issued in public and private transactions by a variety of public and private issuers. Non-governmental entities that have issued or sponsored CMBS offerings include owners of commercial properties, originators of, and investors in, mortgage loans, savings and loan associations, mortgage banks, commercial banks, insurance companies, investment banks and special purpose subsidiaries of the foregoing. The Fund may from time to time purchase CMBS directly from issuers in negotiated or non-negotiated transactions or from a holder of such CMBS in the secondary market.

     Commercial mortgage securitizations generally are senior/subordinated structures. The senior class investors are deemed to be protected against potential losses on the underlying mortgage loans by the subordinated class investors who take the first loss if there are defaults on the underlying commercial mortgage loans. Other protections, which may benefit all of the classes including the subordinated classes, may include issuer guarantees,
additional       subordinated        securities,        cross-collateralization,
over-collateralization and the equity investor in the underlying properties.

     By adjusting the priority of interest and principal payments on each class of a given CMBS, issuers are able to create senior investment grade securities and lower rated or unrated subordinated securities tailored to meet the needs of sophisticated institutional investors. In general, subordinated classes of CMBS are entitled to receive repayment of principal only after all required principal payments have been made to more senior classes and have subordinate rights as to receipt of interest distributions. Such subordinated classes are subject to a substantially greater risk of nonpayment than are senior classes of CMBS. Even within a class of subordinated securities, most CMBS are structured with a hierarchy of levels (or "loss positions"). Loss positions determine the order in which nonrecoverable losses of principal are applied to the securities within a given structure. For instance, a first loss subordinated security will absorb any principal losses before any higher loss subordinate position. This type of structure allows a number of classes of securities to be created with varying degrees of credit exposure, prepayment exposure and potential total return. The Fund will invest in subordinated class securities and may invest in first loss subordinated securities which may be unrated securities.

     The Fund may also create or acquire interest only classes of CMBS ("IOs"), which are classes of CMBS that are entitled to no (or only nominal) payments of principal, but only to payments of interest. The yield to maturity of IOs is very sensitive to changes in the weighted average life of such securities, which in turn is dictated by the rate of prepayments on the underlying mortgage collateral. Yield on IOs may be adversely affected by interest rate changes. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on IOs will be affected adversely. The Fund also may invest in Sub IOs, a class for which interest generally is withheld and used to make principal payments on more senior classes. Sub IOs provide credit support to the senior classes, and thus bear substantial credit risk. Moreover, because all IO classes only receive interest payments, their yields are extremely sensitive not only to default losses but also to changes in the weighted average life of the relevant classes, which in turn will be dictated by the rate of prepayments on the underlying Mortgage Collateral.

     The following table sets forth an example of the prioritization of the payments to each class as well as the order of absorption of credit losses, if any, on the underlying mortgage loans. The table provides a example of the current CMBS structures, however, the actual ratings, cash flows and loss absorption priorities of the CMBS in which the Fund will invest may differ.

                       General Examples Of CMBS Structures
-------------------------------------------------------------------------------

                                                                        Excess
                                                                        Principal         Loss
Class                                                       Typical     Cash Flow     Absorption
-----                                                       Rating      Priority       Priority
                                                         ------------- ------------- -------------


Senior A-1                                                  "AAA"          1st            7

Senior A-2                                                   "AA"          2nd            6

Subordinated B-1                                         "A","BBB"       3rd, 4th         5

Subordinated B-2                                             "BB"          5th            4

Subordinated B-3                                             "B"           6th            3

Subordinated B-4                                           Unrated         7th            2

Equity Holder                                                N/A           N/A            1



     The rating assigned to a given issue and class of CMBS is a product of many factors, including, but not limited to, the structure of the security, the level of subordination, the quality and adequacy of the collateral, projected losses from the collateral and the past performance of the originators and servicing companies. The rating of any CMBS is determined to a substantial degree by the debt service coverage ratio (i.e., the ratio of current net operating income from the commercial properties, in the aggregate, to the current debt service obligations on the properties) and the LTV ratio of the pooled properties. The amount of the securities issued in any one rating category is determined by the rating agencies after a rigorous credit rating process which includes analysis of the issuer, servicer and property manager, as well as verification of the LTV and debt service coverage ratios. LTV ratios may be particularly important in the case of commercial mortgages because most commercial mortgage loans generally provide that the lender's sole remedy in the event of a default is against the mortgaged property, and the lender is not permitted to pursue remedies with respect to other assets of the borrower.

     (2) RMBS -- Non-Agency RMBS are debt obligations issued by private originators or investors in residential mortgage loans. Non-Agency RMBS generally are issued as CMOs, and are backed by pools of whole mortgage loans or by mortgage pass-through certificates. Under normal market conditions, the Fund will invest to a degree in subordinated Non-Agency RMBS.

     Non-Agency RMBS generally are securitized in senior/subordinated structures, or structured with one or more of the types of credit enhancement described below under "Credit Support." In senior/subordinated structures, the senior class investors have greater protection against potential losses on the underlying mortgage loans or assets than the subordinated class investors, who assume the first losses if there are defaults on the underlying loans. See "Risk Factors--Credit Risk" for more information.

     (3) B-Notes -- The Fund may invest in securitized or non-securitized debt in which a first lien commercial mortgage loan is structured into a senior position (defined as an "A Note") and a junior position (defined as a "B Note"). Typically, an A/B Note structure will be backed by a mortgage on commercial real estate valued between $15 and $200 million. Many times, the large size of the underlying loan precludes efficient sale into a CMBS transaction due to the diversification constraints imposed by the rating agencies. As a result, the mortgage is split into the A/B Note structure with the A Note placed into the CMBS and the B Note privately placed outside of the CMBS. The cash flow from the mortgage will be used to make principal and interest payments on the A Note and the B Note.

     (4) Commercial Mortgage Loans -- A Commercial Mortgage Loan is a legal instrument for pledging a described property interest for the repayment of a loan under certain terms and conditions, and constitutes a lien on the interest pledged. Commercial Mortgage Loans supply most of the capital employed in real estate investments. A borrower gives a lender a lien on real estate as assurance that the loan will be repaid. If the borrower fails to make payment, the lender can foreclose the lien and acquire the real estate, thereby offsetting the loss.

     Commercial mortgage loans can be segregated into A, B and C notes. One mortgage note is written and the separate notes are defined by different levels of risk, typically determined by the position in the capital structure or loan to value ratio (LTV) associated with the Note. Control rights reside with the junior most note (typically the note with the lowest letter classification). Should the property value decline to a point where the lowest outstanding note represents a diminished position relative to its original place in the debt stack, the controlling class will typically have the right to buy out the remaining notes above, otherwise control will revert to the note immediately above. Intercreditor agreements govern the rights of the various note holders and vary by mortgage note. A, B and C notes can be invested in both securitized and non-securitized, i.e. whole loan, form.

     (5) Mezzanine Capital -- Mezzanine Capital investments, which may take the form of a subordinate mortgage or a preferred equity position, represent the middle "tier" of a three (or more) tier commercial real estate capital structure. Mezzanine Capital investments are subordinate to first mortgage loans with respect to principal and interest payments and senior to the equity ownership position with respect to principal and interest payments and/or preferred cash flows. Capital losses experienced at the property level are absorbed in reverse order of seniority, first by the equity ownership position, second by the Mezzanine Capital position, and finally by the first mortgage position. Typically, the equity ownership position will comprise 5-25% of the capital structure, the Mezzanine Capital position 5-50%, and the first mortgage position 40-75%. Mezzanine Capital positions often receive attractive current income returns and high total return. See "Risk Considerations."

     (6) Debt and Equity Securities Issued by Real Estate Investment Trusts -- The Fund may invest in debt and equity securities issued by real estate investment trusts ("REIT Securities"). REITs are pooled investment vehicles which invest primarily in income producing real estate or real estate related loans or interests and have elected and qualified for REIT status under the Internal Revenue Code of 1986, as amended (the "Code"). Generally, REITs can be classified as equity REITs, mortgage REITs, or hybrid REITs. Equity REITs invest the majority of their assets directly in real property and derive income primarily from the collection of rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value. Mortgage REITs invest the majority of their assets in real estate mortgages and derive income from the collection of interest payments. Hybrid REITs combine the characteristics of both equity REITs and mortgage REITs.

     REIT Securities in the form of Debt ("REIT Debt Securities"), for the most part, are general and unsecured obligations. These securities typically have corporate bond features such as semi-annual interest coupons, no amortization and strong prepayment protection. Further, REITs are subject to heavy cash flow dependency, default by borrowers, self-liquidation, and the possibilities of failing to qualify for the exemption from tax on distributed income under the Code and failing to maintain their exemptions from the Investment Company Act of 1940 (the "1940 Act"). Additionally, real estate related unsecured debt generally contains covenants restricting the level of secured and total debt and requires a minimum debt service coverage ratio and net worth level.

     Preferred REIT stocks are technically classified as equity investments; however they share many attributes of debt investments. Most of their expected return is derived from coupon payments made on a quarterly basis. Therefore just like their debt counterparts, increases in interest rates will likely lead to a decline in the value of the investment. In addition, the rating agencies rate the preferred shares taking into consideration their ability to make timely coupon payments and face value repayment based on the credit quality of the issuer. One common form of preferred REIT shares is a perpetual life instrument that is typically callable in five years. Like equity stocks, they are subordinate in payment priority to a company's debt securities, but senior to the common stock. Unlike common stock, investors in preferred shares have no voting rights, but are compensated through a higher dividend yield. See "Risk Considerations."

     (7) CTLs - CTLs are a hybrid between corporate debt and commercial mortgages, possessing inherently multifaceted credit risk that is a blend of both corporate and commercial real estate credit risk. In the case of corporate debt, for the most part, default is equivalent to the bankruptcy of the corporate entity. For CTL loans, default only occurs if all three of the following events occur: 1) the tenant files for bankruptcy 2) the tenant rejects the lease in the bankruptcy process and 3) the borrower defaults on the loan. The first step is more analogous to corporate credit risk while the second and third criteria speak to commercial credit risk.

     (8) Total Rate of Return Swaps - Total rate of return swaps are utilized to provide the total return represented by an indicative basket of securities that are 1) representative of a large diverse universe such as an Index and 2) may be difficult to acquire due to limited issuance or secondary trading. Investors can pay out or receive the total rate of return on the Index or the specifically created basket of securities.

     (9) Collateralized Debt Obligations and Re-Remics - CDO's are structured debt securities backed by portfolios consisting of: 1) secured or unsecured senior or junior bonds issued by a variety of obligors, including CMBS trusts and REIT debt 2) secured or unsecured loans made to a variety of commercial borrowers (whole loans) 3) CTLS. A re-remic is backed by a portfolio of securitized debt, typically CMBS. REMICs or Real Estate Mortgage Investment Conduits are a pass through vehicle created under the tax reform act of 1986 to issue multiclass mortgage-backed securities. From a practical standpoint, issuers have more flexibility than is provided with a Collateralized Mortgage Obligation or CMO. Issuers can separate mortgage pools into different maturity classes as well as different risk classes. CDOs and re-remics provide investors with additional diversity as they can gain exposure to a number of different issues via one investment vehicle.

     (10) Franchise - Franchise securitizations are backed primarily by commercial real estate where the franchisee has been granted the privilege by a manufacturer or franchise organization to sell the manufacturer's products in a given area. There is business operating risk associated with these investments as they tend to be single tenanted and build to suit properties. While the real estate can be looked to if the tenant defaults on their franchise agreement, this type of real estate tends to carry lower values than traditional commercial real estate due to characteristics that may be unique to a particular line of business.

     (11) ABS - ABS, which may be real estate-related or non-real estate related, are collateralized by pools of assets such as home equity loans and lines of credit, credit card receivables, automobile loans, equipment receivables, and other forms of indebtedness, leases or claims to identifiable cash flows.

     Real estate-related ABS are secured by pools of loans generally secured by property and buildings. Real estate-related ABS include issues secured by second liens on residential property, commonly referred to as "home equity loans" and "home equity lines-of-credit." Real estate-related ABS may also be secured by other forms of residential dwellings such as manufactured housing and by loans used to finance the building and establishment of franchise businesses.

     Non-real estate-related ABS are secured by pools of loans, receivables, leases or other forms of indebtedness or claims to identifiable cash flows which are not secured by property or buildings. Investment in non-real estate-related ABS will be limited to 10% of total assets.

     ABS present certain risks that are not presented by MBS. ABS generally do not have the benefit of the same type of security interest in the related collateral, or may not be secured by a specific interest in real estate. See "Risk Factors--Asset-Backed Securities" for more information.

     (12) Fannie Mae Multi-Family -- The Fund may invest in Fannie Mae MBS/DUS which are Delegated Underwritings and Services (DUS)/multi-family mortgage-backed securities. Fannie Mae delegates to selected lenders the responsibility for underwriting, closing and delivering multifamily mortgages without Fannie Mae's prior review. Fannie Mae Multifamily has 26 active lenders that participate in DUS. Each lender must have at least $7.5 million in acceptable net worth, including at least $500,000 in liquid assets. The DUS lender is at risk for a portion of any loss resulting from default. Generally, mortgages eligible for MBS/DUS include fixed-rate mortgages with 5-, 7-, 10-, 15 and 18- year balloon maturities. DUS loans generally are non-recourse to the borrower and are generally assumable. Eligible properties must be income-producing multifamily rental or cooperatives with a minimum of five units. Required are title insurance, property insurance, rent loss insurance and if applicable, steam boiler, builder's risk and flood insurance. Occupancy must be the greater of 90% or break even for 3 consecutive months prior to receiving a DUS commitment.

     (13) U.S. Treasury Securities -- These include issues of the U.S. Treasury, such as bills, certificates of indebtedness, notes and bonds. U.S. Treasury Securities are backed by the full faith and credit of the U.S. Government.

     (14) The Fund may also purchase Repurchase Agreements and engage in hedging transactions which are discussed more fully in "Risk Considerations".

     The investment policies of the Fund, like the investment objective of the Fund, are fundamental and cannot by changed without the approval of the holders of more than 75% of the shares of the Fund's Common Stock.




Investment Restrictions

     The Fund has adopted the following fundamental investment restrictions which may not be changed without the approval of the holders of more than 75% of the shares of the Fund's Common Stock. The Fund is subject to further investment restrictions that are set forth in the SAI. The Fund may not:

          1 Borrow money (commonly referred to as "leverage") in an aggregate amount in excess of 33 1/3% of the Fund's total assets (after giving effect to any such leveraging).

          2 Pledge, hypothecate, mortgage or otherwise encumber its assets other than to secure such issuances or borrowings as set forth in restriction No. 1 above or in connection with, to the extent permitted under the 1940 Act, good faith hedging transactions (including interest rate swaps), reverse repurchase agreements, when issued and forward commitment transactions.

          3 Invest in securities of other investment companies, except that the Fund may purchase unit investment trust securities where such unit investment trusts meet the investment objective of the Fund and then only up to 5% of the Fund's net assets, except as they may be acquired as part of a merger, consolidation or acquisition of assets but in no event to an extent not permitted by Section 12(d) of the 1940 Act.

          4 Invest in CMBS where the underlying assets are non-dollar denominated Commercial Mortgage Loans.

          5 Invest in any security that would cause any investor in the Fund to be required to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Risk Considerations

     High Risk High Yield Securities (commonly referred to as "Junk") -- Generally, lower rated or unrated securities of equivalent credit quality offer a higher return potential than higher rated securities but involve greater volatility of price and greater risk of loss of income and principal, including the possibility of a default or bankruptcy of the issuers of such securities. Lower rated securities and comparable unrated securities will likely have larger uncertainties or major risk exposure to adverse conditions and are predominantly speculative. The occurrence of adverse conditions and uncertainties would likely reduce the value of securities held by the Fund, with a commensurate effect on the value of the Fund's shares. While the market values of lower rated securities and unrated securities of equivalent credit quality tend to react less to fluctuations in interest rate levels than do those of higher-rated securities, the market value of certain of these lower rated securities also tend to be more sensitive to changes in economic conditions including, unemployment rates, inflation rates and negative investor perception than higher-rated securities. In addition, lower rated securities and unrated securities of equivalent credit quality generally present a higher degree of credit risk. The Fund may incur additional expenses to the extent that it is required to seek recovery upon a default in the payment of principal or interest on its portfolio holdings.

     The weighted average credit quality of the Fund once it is fully invested is expected to be B to BB. Securities which are rated Ba by Moody's, BB by S&P, or BB by Fitch Ratings ("Fitch") (collectively referred to as the "Rating Agencies") have speculative characteristics with respect to capacity to pay interest and repay principal. Securities which are rated B generally lack characteristics of a desirable investment, and assurance of interest and principal payments over any long period of time may be small. Securities which are rated Caa or CCC or below are of poor standing and highly speculative. Those issues may be in default or present elements of danger with respect to principal or interest. Securities rated C by Moody's, D by S&P, or the equivalent by Fitch are in the lowest rating class. Such ratings indicate that payments are in default, or that a bankruptcy petition has been filed with respect to the issuer or that the issuer is regarded as having extremely poor prospects. A general description of the ratings of Moody's, S&P, and Fitch are set forth in Appendix A of the SAI. It is unlikely that future payments of principal or interest will be made to the Fund with respect to these highly speculative securities other than as a result of the sale of the securities or the foreclosure or other forms of liquidation of the collateral underlying the securities.

     In general, the ratings of the Rating Agencies represent the opinions of these agencies as to the quality of securities that they rate. Such ratings, however, are relative and subjective, and are not absolute standards of quality and do not evaluate the market value risk of the securities. It is possible that an agency might not change its rating of a particular issue to reflect subsequent events. These ratings will be used by the Fund as data in the selection of portfolio securities, but the Fund also will rely upon the independent advice of the Adviser to evaluate potential investments.

     In order to calculate the average credit quality of the Fund, the Fund will assign sequential numbers to each of the 10 rating categories from BB (Ba) to Unrated, multiply the value of each instrument by the rating equivalent number assigned to its lowest rating, sum all of such products, divide the aggregate by the net asset value of the Portfolio and convert the number back to its equivalent rating symbol. All securities rated less than B-, except for securities rated D, shall have the same rating number. Securities rated D will have a rating number of 0.

     Tax Risks -- A discussion of tax risks attributable to the Fund's anticipated acquisition of lower rated or unrated securities is included in the SAI under "Tax Status."

     Commercial Mortgage-Backed Securities -- Investments in CMBS involve the credit risk of delinquency and default. Delinquency refers to interruptions in the payment of interest and principal. Default refers to the potential for unrecoverable principal loss from the sale of foreclosed property. These risks include the risks inherent in the commercial mortgage loans which support such CMBS and the risks associated with direct ownership of real estate. This may be especially true in the case of CMBS secured by, or evidencing an interest in, a relatively small or less diverse pool of commercial mortgage loans. The factors contributing to these risks include the effects of general and local economic conditions on real estate values, the conditions of specific industry segments, the ability of tenants to make lease payments and the ability of a property to attract and retain tenants, which in turn may be affected by local conditions such as oversupply of space or a reduction of available space, the ability of the owner to provide adequate maintenance and insurance, changes in management of the underlying commercial property, energy costs, government regulations with respect to environmental, zoning, rent control, bankruptcy and other matters, real estate and other taxes, and prepayments of the underlying commercial mortgage loans (although such prepayments generally occur less frequently than prepayments on residential mortgage loans).

     While the credit quality of the securities in which the Fund invests will reflect the perceived appropriateness of future cash flows to meet operating expenses, the underlying commercial properties may not be able to continue to generate income to meet their operating expenses (mainly debt services, lease payments, capital expenditures and tenant improvements) as a result of any of the factors mentioned above. Consequently, the obligors under commercial mortgages may be unable to make payments of principal and interest in a timely fashion, increasing the risk of default on a related CMBS. In addition, the repayment of the commercial mortgage loans underlying CMBS will typically depend upon the future availability of financing and the stability of real estate property values.

     Most commercial mortgage loans are non-recourse obligations of the borrower, meaning that the sole remedy of the lender in the event of a default is to foreclose upon the collateral. As a result, in the event of default by a borrower, recourse may be had only against the specific property pledged to secure the loan and not against the borrower's other assets. If borrowers are not able or willing to refinance or dispose of the property to pay the principal balance due at maturity, payments on the subordinated classes of the related
CMBS are likely to be adversely affected. The ultimate extent of the loss, if any, to the subordinated classes may only be determined after a foreclosure of the mortgage encumbering the property and if the mortgagee takes title to the property upon liquidation of the property. Factors such as the title to the property, its physical conditions and financial performance, as well as governmental disclosure requirements with respect to the condition of the property, may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related CMBS. The condition of a property may deteriorate during foreclosure proceedings. Certain obligors on underlying mortgages may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due under the related CMBS may be materially adversely affected.

     In general, any losses on a given property, the lien on which is included in a CMBS, will be absorbed first by the equity holder of the property and then by the "first loss" subordinated security holder to the extent of its principal balance. Because the Fund intends to invest in both senior classes and subordinated classes of CMBS, in the event of default of the equity support, any debt classes junior to those in which the Fund invests will bear losses prior to the Fund. However, there can be no assurance that the Fund will be able to recover all of its investments in the securities it purchases. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline, the Fund may bear significant losses.

     The Fund also may create or acquire interest only classes of CMBS ("IOs"), which are classes of CMBS that are entitled to no (or only nominal) payments of principal, but only to payments of interest. The yield to maturity of IOs is very sensitive to changes in the weighted average life of such securities, which in turn is dictated by the rate of prepayments on the underlying mortgage collateral. Yield on IOs may be adversely affected by interest rate changes. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase. If the rate of prepayments occurs faster than anticipated, then the yield on IOs will be affected adversely. The Fund also may create or acquire Sub IOs, a class for which interest generally is withheld and used to make principal payments on more senior classes. Sub IOs provide credit support to the senior classes, and thus bear substantial credit risk. Moreover, because all IO classes only receive interest payments, their yields are extremely sensitive not only to default losses but also to changes in the weighted average life of the relevant classes, which in turn will be dictated by the rate of prepayments on the underlying Mortgage Collateral.

     Commercial Mortgage Loans -- Commercial Mortgage Loans generally lack standardized terms, which may complicate their structure. Commercial properties themselves tend to be unique and are more difficult to value than single family residential properties. Commercial Mortgage Loans also tend to have shorter maturities than residential mortgage loans and may not be fully amortizing, meaning that they may have a significant principal balance, or "balloon," due on maturity.

     The timely payment of interest and principal on a Commercial Mortgage Loan is secured by an income producing property and, therefore, is dependent upon performance and payments by the lessees under the related leases and the successful operation of the underlying property, rather than its liquidation value. If the net operating income from the underlying property is reduced (for example, if rental or occupancy rates decline or real estate tax rates or other operating expenses increase), the borrower's ability to repay the Commercial Mortgage Loan may be impaired. Furthermore, the liquidation value of the property may be adversely affected by risks generally incident to interests in real property, including changes in general or local economic conditions and/or specific industry segments; declines in real estate values; declines in rental or occupancy rates; increases in interest rates, real estate tax rates and other operating expenses including energy costs; changes in governmental rules, regulations and fiscal policies, including environmental legislation; acts of God; and other factors which are beyond the borrower's, the lender's or the property manager's control. Additionally, the borrower may be obligated to cause standard hazard insurance to be maintained with respect to an underlying property. Insurance with respect to extraordinary hazards such as earthquakes is not always required, and insurance may not be available (or is available only at prohibitively expensive rates) with respect to many other risks, including those listed above. In addition, there is no assurance that any loss incurred will not exceed the limits of policies obtained.

     In addition, the borrower's ability to make payments in respect of a Commercial Mortgage Loan largely depends on the ability of tenants to perform under their rental obligations under existing leases and the ability of the borrower to continue to lease a substantial portion of the property upon terms which do not adversely affect the property's cash flow. As the leases expire or lessees default, the demand for, and supply of, rental space in general, from time to time, may affect the property's occupancy rate and the rental rates obtained and concessions, if any, granted on new leases or re-leases of space, which may cause fluctuations in the cash flow from the operation of the property. Such fluctuations may affect the amount and timing of payments on the Commercial Mortgage Loan.

     Furthermore, Commercial Mortgage Loans with balloon payments involve a greater degree of risk of payment because the ability of a borrower to make a balloon payment will depend upon its ability to either refinance the loan or to sell the related property. The ability and desire of the borrower to accomplish either of these goals will be affected by a number of factors, including the level of available mortgage rates at the time of sale or refinancing, the borrower's equity in the property, the physical and financial condition and operating history of the property, tax laws, prevailing general economic and market conditions and the availability of credit for commercial real estate projects, generally. In addition, the value of commercial properties depends, in part, on the fitness of such properties for a particular purpose. Thus, no assurance can be given that other parties will find such property sufficient for the purpose for which it is currently being used.

     Mezzanine Capital -- Investments in Mezzanine Capital involve similar risks associated with investments in real estate and subordinated mortgage investments. Such risks which are commonly associated with the general and local economic conditions affecting the real estate market and the credit risks of delinquency and default are discussed in "Risk Considerations--Commercial Mortgage-Backed Securities" and "Risk Considerations--Commercial Mortgage Loans" herein.

     Restricted and Illiquid Securities -- Liquidity relates to the ability of the Fund to readily dispose of securities and the price to be paid therefor, but does not relate to credit risk or the likelihood of receipt of cash at maturity. Illiquid securities are subject to legal or contractual restrictions on disposition or lack an established secondary trading market. The sale of restricted and illiquid securities often requires more time and results in higher brokerage charges or dealer discounts and other selling expenses than does the sale of securities eligible for trading on national securities exchanges or in the over-the-counter markets. Restricted securities may sell at a price lower than similar securities that are not subject to restrictions on resale. If it qualifies, the Fund may purchase certain restricted securities eligible for sale to qualified institutional buyers as contemplated by Rule 144A under the 1933 Act or restricted securities eligible for sale to institutional accredited investors under Regulation D under the 1933 Act.

     CTLs -- Because lease payments on the properties financed service the lender's assets, the value of the net lease investments in net lease loans, real property and real estate securities is primarily driven by the credit quality of the underlying tenant until an event of default occurs on the investment and, thereafter, by the value of the underlying real estate. In the case of a default on long-term CTLs, a priority interest in the underlying real estate is generally held, which may be sold or re-leased to enhance recovery. Nonetheless, a decline in the credit rating of a tenant or adverse change in the tenant's financial condition prior to an event of default may result in a decline in the value of the net lease investment.

     Net lease loans are generally non-recourse to the property owner and in the event of defaults the lender thereunder is entirely dependent on the loan collateral. Rent payment by the underlying tenant is the primary source of payment of these loans. To the extent the tenant does not make its lease payments, repayment of the net lease loan will depend upon the liquidation value of the underlying real property. The liquidation value of a commercial property may be adversely affected by risks generally incident to interests in real property, including changes in general or local economic conditions and/or specific industry segments, declines in real estate values, increases in interest rates, real estate tax rates and other operating expenses including energy costs, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, and other factors which are beyond our or the borrower's control. There can be no assurance that remedies with respect to the loan collateral will provide a recovery adequate to recoup an investment.

     The typical net lease requires casualty insurance (which may be through self insurance) to be maintained on the underlying property (generally by the borrower or the tenant), with such coverages and in such amounts as are customarily insured against with respect to similar properties, for fire, vandalism and malicious mischief, extended coverage perils, physical loss perils, commercial general liability, flood (when the underlying property is located in whole or in material part in a designated flood plain area) and worker injury. There are, however, certain types of losses (such as from hurricanes, floods, acts of terrorism, earthquakes or wars) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Fund could lose its investment.

     B-Notes -- In the event a borrower defaults on a loan and lacks sufficient assets to satisfy its loan, the lender may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, the lender may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. In addition, certain of the lender's loans may be subordinate to other debt of the borrower. If a borrower defaults on the lender's loan or on debt senior to the lender's loan, or in the event of a borrower bankruptcy, the lender's loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit the lender's ability to amend its loan documents, assign loans, accept prepayments, exercise remedies (through
"standstill periods") and control decisions made in bankruptcy proceedings relating to borrowers.

     In general, losses on a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the "first loss" subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which the lender invests, the lender will not be able to recover all of its investment in the securities purchased. Likewise, the lender may not be able to recover some or all of its investment in certain subordinated loans in which the lender obtain interests. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which the lender invests may effectively become the "first loss" position behind the more senior securities, which may result in significant losses.

     REIT Debt & Equity Securities -- Investing in REIT Securities involves certain unique risks in addition to those risks associated with investing in the real estate industry in general which include, among other things, possible declines in the value of real estate; risks related to general and local economic conditions; possible lack of availability of mortgage funds; over-building; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; costs resulting from the clean-up of, and liability to, third parties for damages resulting from, environmental problems; casualty or condemnation losses; uninsured damages from flood, earthquakes or other natural disasters; limitations on and variations in rents; dependency on property management skill; the appeal of properties to tenants; and changes in interest rates. Equity REITs may be affected by changes in the value of the underlying property owned by the REITs while mortgage REITs may be affected by the quality of any credit extended. REITs are dependent upon management skills, are not diversified, and are subject to the risks of financing projects. The Fund may invest in the debt securities of new or unseasoned REIT issuers and it, therefore, may be difficult or impossible for the Adviser to ascertain the value of each of such REITs' underlying assets, management capabilities and growth prospects. In addition, REITs are subject to heavy cash flow dependency, default by borrowers, self-liquidation, and the possibilities of failing to qualify for the exemption from tax on distributed income under the Code and failing to maintain their exemptions from the 1940 Act. REITs whose underlying assets include long-term health care properties, such as nursing, retirement and assisted-living homes, may be affected by federal regulations concerning the health care industry.

     REITs (especially mortgage REITs) and REIT Debt Securities are subject to interest rate risks. When interest rates decline, the value of a REIT investment in fixed rate obligations usually rises. Conversely, when interest rates rise, the value of a REIT investment in fixed rate obligations can be expected to decline. In contrast, as interest rates on adjustable rate mortgage loans are reset periodically, yields on a REIT investment in such loans may gradually align themselves to reflect changes in market interest rates, causing the value of such investments to fluctuate less dramatically in response to interest rate fluctuations than would investments in fixed rate obligations.

     Asset-Backed Securities -- Investments in ABS involve the credit risk of delinquency and default. Delinquency refers to interruptions in the payment of interest and principal. Default refers to the potential for unrecoverable principal loss from the sale of foreclosed property, or the liquidation or charge-off of a receivable. These risks include the risks inherent in the assets which collateralize the ABS. The factors contributing to these risks include the effects of general and local economic conditions on asset values, the conditions of specific industry segments, the ability of the obligors to make payments including such factor as the level of personal income and the unemployment rate. As well, investments in ABS rely, to some extent, on the representations and warranties of the seller. In some cases, seller fraud can occur and there can be no assurance that the seller has adequate resources to compensate investors for their losses.

     In general, when losses occur on the underlying assets included in an ABS, the loss will be first absorbed by the equity, if any, in the related asset, then by any excess spread, overcollateralization and then by the "first loss" subordinated security holder to the extent of its principal balance. Because the Fund intends to invest in both senior classes and subordinated classes of ABS, any debt classes junior to those in which the Fund invests will bear losses prior to the Fund. However, there can be no assurance that the Fund will be able to recover all of its investments in the securities it purchases.

     Repurchase Agreements -- The Fund may invest temporarily, without limitation, in repurchase agreements, which are agreements pursuant to which securities are acquired by the Fund from a third party with the commitment that they will be repurchased by the seller at a fixed price on an agreed date. These agreements may be made with respect to any of the portfolio securities in which the Fund is authorized to invest. Repurchase agreements may be characterized as loans by the Fund to the other party to the agreement that are secured by the underlying securities. Repurchase agreements facilitate portfolio management and allow the Fund to earn additional revenue. The Fund may enter into repurchase agreements with (i) member banks of the Federal Reserve System having total assets in excess of $500 million and (ii) securities dealers, provided that such banks or dealers meet the creditworthiness standards established by the Adviser ("Qualified Institutions"). The Adviser will monitor the continued creditworthiness of Qualified Institutions. The resale price reflects the purchase price plus an agreed upon market rate of interest which is unrelated to the coupon rate or date of maturity of the purchased security. The collateral will be marked to market daily. Such agreements permit the Fund to keep all of its assets earning interest while retaining overnight flexibility in pursuit of investments of a longer-term nature.

     The use of repurchase agreements involves certain risks. For example, if the seller of securities under a repurchase agreement defaults on its obligation to repurchase the underlying securities, as a result of its bankruptcy or otherwise, the Fund will seek to dispose of such securities, which action could involve costs or delays. If the seller becomes insolvent and subject to liquidation or reorganization under applicable bankruptcy or other laws, the Fund's ability to dispose of the underlying securities may be restricted. Also, it is possible that the Fund may not be able to substantiate its interest in the underlying securities. To minimize this risk, the securities underlying the repurchase agreement will be held by a custodian at all times in an amount at least equal to the repurchase price, including accrued interest. If the seller fails to repurchase the securities, the Fund may suffer a loss to the extent proceeds from the sale of the underlying securities are less than the repurchase price.

     Lending of Securities -- The Fund may lend its portfolio securities to Qualified Institutions. By lending its portfolio securities, the Fund attempts to increase its income through the receipt of interest on the loan. Any gain or loss in the market price of the securities loaned that may occur during the term of the loan will be for the account of the Fund.

     The Fund will not lend portfolio securities if, as a result, the aggregate of such loans exceeds 33_% of the value of the Fund's total assets (including such loans). All relevant facts and circumstances, including the creditworthiness of the Qualified Institution, will be monitored by the Adviser, and will be considered in making decisions with respect to lending of securities, subject to review by the Fund's Board of Directors. The Fund may pay reasonable negotiated fees in connection with loaned securities, so long as such fees are set forth in a written contract and their reasonableness is determined by the Fund's Board of Directors.

     Borrowing -- The Fund may borrow from banks or through repurchase agreements in amounts up to one-third of total assets and pledge some assets as collateral. The Fund will pay interest on borrowed money and may incur other transaction costs. These expenses can exceed the income received or capital appreciation realized by the Fund from any securities purchased with borrowed money. Further, the Fund may invest in securities with borrowed money which lose value, thereby increasing the amount of loss incurred by an investor. In times of volatile markets, a sudden drop in the value of the assets of the Fund may cause the Fund to violate agreed upon credit maintenance ratios. This could result in a default under such loan agreements causing an early call of a loan and/or the payment of penalties to the lender; thereby causing a loss of income and/or principal to investors in the Fund. The Fund will only borrow when the Adviser believes that such borrowings will benefit the Fund after taking into account considerations such as interest income and possible gains or losses upon liquidation.

     Hedging Transactions -- The Fund may, but will not be obligated to, enter into various hedging transactions, such as interest rate swaps and the purchase or sale of interest rate collars, caps and floors, to preserve a return or spread on a particular investment within the portfolio or its entire portfolio and to manage the effective maturity or interest rate sensitivity of its portfolio. Hedging transactions may also be used to attempt to protect against possible declines in the market value of the Fund's assets resulting from downward trends in the debt securities markets (generally due to a rise in interest rates), to protect any unrealized gains in the value of the Fund's portfolio securities, to facilitate the sale of such securities or to establish a position in the securities markets as a temporary substitute for purchasing particular securities. Any, all or none of these techniques may be used at any time. There is no particular strategy that requires use of one technique rather than another. Use of any particular hedging transaction is a function of the overall strategy adopted by the Fund and market conditions. Further hedging transactions may be used by the Fund in the future as they are developed or deemed by the Board of Directors of the Fund to be appropriate and in the best interest of investors in the Fund. The Fund may not be able to hedge some of its investments due to the cost or lack of availability of a hedging transaction. The Fund intends to use these transactions as a hedge against market fluctuations and to manage the duration of the Fund's investments and not as speculative investments. The Fund may also purchase and sell (or write) options on securities or indices of securities and may purchase or sell futures contracts or options on futures contracts, as described below.

     The Fund may employ a variety of hedging transactions as described below and there can be no assurance that any such transaction used will succeed. The principal risks relating to the use of hedging transactions are: (a) possible imperfect correlation between changes in the value of the hedging instrument and the changes in the market value of the underlying securities; (b) possible lack of a liquid secondary market for closing out or offsetting a hedging position;
(c) losses on hedging positions resulting from general movements in securities prices or interest rate movements not anticipated by the Adviser, and (d) the possibility that the Fund could be obligated to pay variation margin on a hedging position at a time when it would be disadvantageous to do so. While the use of hedging transactions should tend to minimize the risk of loss resulting from a decline in the value of hedged portfolio securities, these transactions will tend to limit any potential that could result from an increase in the value of these securities. Such transactions also are subject to the risk that, if the Adviser is incorrect in its forecast of interest rates, market values or other economic factors affecting such a transaction, the Fund would have been better off if it had not entered into the transaction.

     Calls and Puts on Securities and Related Options. The Fund may engage in various put and call transactions. The Fund may hedge through the use of call options ("calls") on U.S. Treasury securities and CMBS that are traded on U.S. securities exchanges and in U.S. over-the-counter markets. The Fund may purchase and sell calls on these securities or indices thereof. Sales of calls will be "covered" while the call is outstanding (i.e., the seller owns the securities subject to the call or other securities acceptable for applicable escrow requirements). Some contracts are "cash settled" (i.e., the seller pays the difference between the call and market price in cash when the market price is higher). Cash-settled calls also may be covered. The Fund does not intend to sell any cash-settled calls that are not covered. If a call sold by the Fund is exercised, the Fund forgoes any possible profit from an increase in the market price of the underlying security over the exercise price.

     The Fund may hedge through the use of put options ("puts") that relate to U.S. Treasury securities and CMBS (whether or not it holds such securities in its portfolio) or on indices of securities. The Fund may purchase puts on these securities and may also sell puts on these securities or indices if such puts are secured by segregated liquid assets. The Fund will not sell puts if, as a result, more than 50% of the Fund's assets would be required to be segregated liquid assets. In selling puts, there is a risk that the Fund may be required to buy the underlying security at a disadvantageous price.

     A put option gives the purchaser of the option the right to sell and the writer, if the purchaser exercises his right, the obligation to buy the underlying security at the exercise price during the option period. A call option gives the purchaser of the option the right to buy and the writer, if the purchaser exercises his right, the obligation to sell the underlying security at the exercise price during the option period. The Fund is authorized to purchase and sell exchange listed options and over-the-counter options ("OTC Options"). Listed options are issued by the Options Clearing Corporation ("OCC") which guarantees the performance of the obligations of the parties to such options.

     The purchaser of an option risks losing his entire investment in a short period of time. If an option is not sold while it has remaining value, or if during the life of an option the underlying security does not appreciate, in the case of a call option, or depreciate, in the case of a put option, the purchaser of such option may lose his entire investment. On the other hand, given the same market conditions, if the potential purchaser of a call option purchases the underlying security directly instead of purchasing a call option or if the potential purchaser of a put option decides not to purchase the put option but to sell the underlying security, such potential option purchaser might have less of a loss. An option purchaser does not have the choice of "waiting out" an unexpected decrease or increase in the underlying securities' price beyond the expiration date of the option. The more that an option is out-of-the-money and the shorter its remaining term to expiration, the greater the risk that a purchaser of the option will lose all or part of his investment. Further, except where the value of the remaining life of an option may be realized in the secondary market, for an option purchase to be profitable, the market price of the underlying interest must exceed or be below the exercise price by more than the premium and transaction costs paid in connection with the purchase of the option and its sale or exercise.

     The writer of an option assumes an obligation to deliver or purchase the underlying interest represented by the option upon the assignment to him of an exercise notice. The writer is subject to being assigned an exercise notice at any time after he has written the option until the option expires or until he has closed out his position by the offsetting purchase of an identical option.

     The Fund's ability to close out its position as a writer or purchaser of an exchange-listed option is dependent upon the existence of a liquid secondary market on option exchanges. Among the possible reasons for the absence of a liquid secondary market on an exchange are: (i) insufficient trading interest in certain options; (ii) restrictions on transactions imposed by an exchange; (iii) trading halts, suspensions or other restrictions imposed with respect to particular classes or series of options or underlying securities; (iv) interruption of the normal operations on an exchange; (v) inadequacy of the facilities of an exchange or OCC to handle current trading volume; or (vi) a decision by one or more exchanges to discontinue the trading of options (or a particular class or series of options) in which event the secondary market on that exchange (or in that class or series of options) would cease to exist, although outstanding options on that exchange that had been listed by the OCC as a result of trades on that exchange would generally continue to be exercisable in accordance with their terms. OTC Options are purchased from or sold to dealers or financial institutions which have entered into direct agreement with the Fund. With OTC Options, such variables as expiration date, exercise price and premium will be agreed upon between the Fund and the transacting dealer, without the intermediation of a third party such as the OCC. If the transacting dealer fails to make or take delivery of the securities underlying an option it has written, in accordance with the terms of that option as written, the Fund would lose the premium paid for the option as well as any anticipated benefit of the transaction. OTC Options and their underlying securities may be considered illiquid. The Fund will engage in OTC Option transactions only with primary United States Government securities dealers recognized by the Federal Reserve Bank of New York.

     The hours of trading for options on debt securities may not conform to the hours during which the underlying securities are traded. To the extent that the option markets close before the markets for the underlying securities, significant price and rate movements can take place in the underlying markets that cannot be reflected in the option markets.

     Total Rate of Return Swap Transactions. Total rate of return swap transactions involve risks that are similar to those of interest rate swaps, and also involve additional risks. The total rate of return of a published index or basket of bonds may exhibit substantial volatility. The total rate of return of an index in any given period may be positive or negative, and if it is negative and the Fund is receiving the total rate of return of that index in its part of the swap agreement, the Fund would be required to make a payment to the counterparty in addition to that required on the other, generally floating rate, part of the swap agreement. Also, the index on which the swap is based may cease to be published, or unusual market conditions in the basket of bonds on which the swap is based may prevent the index total rate of return from being calculated, in which case other provisions in the swap agreement may be invoked which could cause the Fund to lose some of the anticipated benefit from the swap, or otherwise reduce the Fund's return.

     Futures Contracts and Related Options. The Fund may buy or sell financial futures contracts or purchase options on such futures as a hedge against anticipated interest rate changes. A futures contract sale creates an obligation by the Fund, as seller, to deliver the specified type of financial instrument called for in the contract at a specified future time for a specified price or, in "cash settlement" futures contracts, to pay to (or receive from) the buyer in cash the difference between the price in the futures contract and the market price of the instrument on the specified date, if the market price is higher (or lower, as the case may be). Options on futures contracts are similar to options on securities except that an option on a futures contract gives the purchaser the right for the premium paid to assume a position in a futures contract (a long position if the option is a call and a short position if the option is a put).

     The Fund's use of futures and options on futures will in all cases be consistent with applicable regulatory requirements and in particular the rules and regulations of the Commodity Futures Trading Commission ("CFTC") with which the Fund must comply in order not to be deemed a commodity pool operator within the meaning and intent of the Commodity Exchange Act and the regulations promulgated thereunder.

     Typically, an investment in a futures contract requires the Fund to deposit with the applicable exchange or other specified financial intermediary as security for its obligations an amount of cash or other specified debt securities which initially is 1% to 5% of the face amount of the contract and which thereafter fluctuates on a periodic basis as the value of the contract fluctuates. An investment in options involves payment of a premium for the option without any further obligation on the part of the Fund.

     Regulations of the CFTC applicable to the Fund currently require that all of the Fund's futures and options on futures transactions constitute bona fide hedging transactions or be undertaken incidental to the Fund's activities in the securities markets. In accordance with CFTC regulations, the Fund may not purchase or sell futures contracts or options thereon if immediately thereafter the sum of the amounts of initial margin deposits on the Fund's existing futures positions and premiums paid for options on futures would exceed 5% of the fair market value of the Fund's total assets. The Adviser reserves the right to comply with such different standard as may be established by CFTC rules and regulations with respect to the purchase or sale of futures contracts or options thereon.

     The variable degree of correlation between price movements of futures contracts and price movements in the position being hedged creates the possibility that losses on the hedge may be greater than gains in the value of the Fund's position. In addition, futures and futures option markets may not be liquid in all circumstances. As a result, in volatile markets, the Fund may not be able to close out a transaction without incurring losses substantially greater than the initial deposit. Although the contemplated use of these contracts should tend to minimize the risk of loss due to a decline in the value of the hedge position, at the same time they tend to limit any potential gain which might result from an increase in the value of such position. The ability of the Fund to hedge successfully will depend on the Adviser's ability to forecast pertinent market movements, which cannot be assured. Finally, the daily deposit requirements in futures contracts create an ongoing greater potential financial risk than do options purchased by the Fund, where the exposure is limited to the cost of the initial premium. Losses due to hedging transactions will reduce net asset value. Income earned by the Fund from its hedging activities generally will be treated as capital gains.

     Interest Rate Transactions. Interest rate swaps involve the exchange with another party of commitments to pay or receive interest (e.g., an exchange of floating rate payments for fixed rate payments). The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor. An interest rate collar combines the elements of purchasing a cap and selling a floor. The collar protects against an interest rate rise above the maximum amount but gives up the benefits of an interest rate decline below the minimum amount. The net amount of the excess, if any, of the Fund's obligations over its entitlements with respect to each interest rate swap will be accrued on a daily basis and an amount of cash or liquid securities having an aggregate net asset value at least equal to the accrued excess will be maintained in a segregated account by the Fund's custodian. If there is a default by the other party to such a transaction, the Fund may have contractual remedies pursuant to the agreements related to the transactions.

     The Fund may enter into interest rate transactions to preserve a return or spread on a particular investment or portion of its portfolio, to protect against any increase in the price of securities the Fund anticipates purchasing at a later date, to effectively fix the rate of interest that it pays on one or more borrowings or series of borrowings or to manage the effective maturity or interest rate sensitivity of its portfolio. The Fund would use these transactions as a hedge and not as a speculative investment. Interest rate transactions are subject to risks comparable to those described above with respect to other hedging strategies.

     The Fund may enter into interest rate swaps, caps, collars and floors on either an asset-based or liability-based basis, depending on whether it is hedging its assets or its liabilities, and will usually enter into interest rate swaps on a net basis, i.e., the two payment streams are netted out, with the Fund receiving or paying, as the case may be, only the net amount of the two payments. Inasmuch as these interest rate transactions are entered into for good faith hedging purposes, and inasmuch as segregated accounts will be established with respect to such transactions, the Adviser and the Fund believe such obligations do not constitute senior securities and, accordingly, will not treat them as being subject to its borrowing restrictions. The net amount of the excess, if any, of the Fund's obligations over its entitlements, with respect to each interest rate swap, will be accrued on a daily basis and an amount of cash, U.S. Government securities or other liquid high grade debt obligations having an aggregate net asset value at least equal to the accrued excess will be maintained in a segregated account by a custodian that satisfies the requirements of the 1940 Act. The Fund also will establish and maintain such segregated accounts with respect to its total obligations under any interest rate swaps that are not entered into on a net basis and with respect to any interest rate caps, collars and floors that are written by the Fund.

     The Fund will enter into interest rate transactions only with banks and recognized securities dealers believed by the Adviser to present minimal credit risks in accordance with guidelines established by the Fund's Board of Directors. If there is a default by the other party to such a transaction, the Fund will have to rely on its contractual remedies (which may be limited by bankruptcy, insolvency or similar laws) pursuant to the agreements related to the transaction.

     Subordinated Securities -- The Fund may invest in subordinated certificates. Credit enhancement in the form of subordination provides for the issuance of a senior class of certificates which are generally rated at least AA/Aa by any of the Rating Agencies and one or more classes of subordinated certificates which bear ratings lower than the senior certificates or are non-rated. Holders of either the senior or the subordinated certificates will ordinarily be entitled to a pro-rata share of distributions of principal and interest. However, in the event that delinquencies and defaults on the underlying mortgage loans cause a shortfall in the distributions to the senior certificates, distributions otherwise payable to the subordinated certificates will be distributed to the senior certificates to the extent required. The characteristics of the mortgage loans and other credit enhancement features will determine the size of the subordinated interest required to obtain the desired rating on the senior securities.

     To compensate for the greater risk of loss on, and illiquidity of, the subordinated certificates, the yields on subordinated certificates are generally substantially higher than those available on senior certificates. To the extent that actual delinquency and loss experience is greater than anticipated, the return on the subordinated certificates will be adversely affected and, in extreme cases, all or a portion of the principal could be lost; to the extent that such experience is more favorable than anticipated, the return on the subordinated certificates will be increased.

     Credit Risk -- Credit risk is the risk that one or more securities in the Fund's portfolio will (1) decline in price due to deterioration of the issuer's or underlying pool's financial condition or other events or (2) fail to pay interest or principal when due. The Fund will not invest in securities that at the time of purchase are in default.

     Under normal market conditions, the Fund will invest to a significant degree in subordinated classes of CMBS. Subordinated classes are entitled to receive repayment of principal only after all such required principal payments have been made to more senior classes, and also have subordinated rights as to receipt of interest distributions. Such subordinated classes are subject to a greater degree of non-payment than are senior classes. In addition, in certain market conditions, the market for subordinated classes of CMBS may not be as liquid as for other fixed income securities.

     In general, lower rated CMBS carry a greater degree of risks associated with negative developments, such as a general economic downturn or an increase in delinquencies in the pool of underlying mortgages that secure an CMBS, than higher grade CMBS. Accordingly, the prices of these lower grade bonds are more sensitive to negative developments than are the prices of higher grade securities. Bonds of below investment grade quality are predominantly speculative with respect to the issuer's or pool's capacity to pay interest and repay principal when due and therefore involve a greater risk of default.

     Non-Diversification -- As a non-diversified investment company, the Fund is not subject to any statutory restriction under the 1940 Act with respect to investing its assets in one or relatively few issuers. Non-diversification may present greater risks for the Fund than in the case of a diversified company. However, the Fund intends to qualify as a "regulated investment company" under the Code. The Fund will be restricted in that at the close of each quarter of the taxable year, at least 50% of the value of its total assets must be represented by cash items (including receivables), U.S. Government securities, regulated investment company securities and other securities, limited in respect of any one issuer to not more than 5% in value of the total assets of the Fund and to not more than 10% of the outstanding voting securities of such issuer. In addition, at the close of each quarter of any taxable year, not more than 25% in value of the Fund's total assets may be invested in securities (other than securities of regulated investment companies or U.S. Government Securities) of any one issuer or of two or more issuers which the Fund controls and which are engaged in the same or similar or related trades or business. The limitations described in this paragraph regarding qualification under the Code as a "regulated investment company" are not fundamental policies and may be revised to the extent applicable Federal income tax requirements are revised. (See "Taxes" herein).

     Dividends and Distributions -- Subject to market conditions, the Fund will seek to provide its shareholders with a relatively stable level of dividends per share paid from net investment income. The Board of Directors may, in its sole discretion, change the Fund's current dividend policy in response to market or other conditions. The Fund's ability to maintain a stable level of dividends is a function of the yield generated by the Fund's investments, which depends on market conditions at the time those investments are made and on the performance of those investments.

     Capital gains, if any, will be distributed at least annually. Shareholders may elect to participate in the Fund's dividend reinvestment plan. (See "Dividend Reinvestment Plan.") "Net investment income," as used above, includes all dividends, interest and other income earned by the Fund on its portfolio holdings, net of the Fund's expenses. Quarterly notices will be provided in accordance with Section 19(a) of the 1940 Act.

     The Fund will not be permitted to declare dividends or other distributions with respect to the Shares or purchase Shares unless at the time thereof the Fund meets certain asset coverage requirements, including those imposed by the 1940 Act. Failure to pay dividends or other distributions could result in the Fund ceasing to qualify as a regulated investment company under the Internal Revenue Code.

     Portfolio Turnover -- The Fund may engage in portfolio trading when considered appropriate, but short-term trading will not be used as the primary means of achieving the Fund's investment objectives. Although the Fund cannot accurately predict its portfolio turnover rate, it is not expected to exceed 100% of the entire portfolio annually under normal market conditions. However, there are no limits on the rate of portfolio turnover, and investments may be sold without regard to length of time held when, in the opinion of the Advisor, investment considerations warrant such action. A higher turnover rate results in correspondingly greater transactional expenses which are borne by the Fund. High portfolio turnover may result in the realization of net short-term capital gains by the Fund which, when distributed to shareholders, may be taxable as ordinary income. See "Portfolio Transactions and Brokerage."

     Recent Developments -- As a result of the terrorist attacks on the World Trade Center and the Pentagon on September 11, 2001, some of the U.S. securities markets were closed for a four-day period. These terrorist attacks and related events have led to increased short-term market volatility and may have long-term effects on U.S. and world economies and markets. These long-term effects may include changes in default rates, property values, rental income and access to insurance coverage. These changes may lag behind general economic conditions. In the future, disruptions of the financial markets could also impact interest rates, secondary trading, ratings, credit risk, inflation and other factors relating to the Shares.

     Given the above-described investment risks inherent in the Fund, investment in Shares of the Fund should not be considered a complete investment program and is not appropriate for all investors. You should carefully consider your ability to assume these risks before making an investment in the Fund.

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                             MANAGEMENT OF THE FUND

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     The  Fund's  Board of  Directors,  which  is  responsible  for the  overall
management  and  supervision  of  the  Fund,  has  employed   Hyperion   Capital
Management, Inc. to serve as investment adviser of the Fund. For information about the Directors and Officers of the Fund, see "Management of the Fund" in the SAI.

Investment Adviser

     The Adviser provides advice to the Fund pursuant to an Investment Advisory Agreement (the "Advisory Agreement"). Subject to such policies as the Board of Directors of the Fund may determine, the Adviser makes investment decisions for the Fund. The Adviser provides persons satisfactory to the Board of Directors of the Fund to serve as certain officers of the Fund. Such officers may be directors, officers or employees of the Adviser or its affiliates. For its services under the Advisory Agreement, the Adviser receives from the Fund a fee accrued and paid monthly at an annual rate equal to 0.50% of the Fund's average weekly net assets.

     The Fund has engaged Hyperion Capital Management, Inc., to provide professional investment management for the Fund pursuant to the Investment Advisory Agreement dated August 12, 2003. The Adviser is a Delaware corporation which was organized in February 1989. The Adviser is an SEC registered investment adviser under the Investment Advisers Act of 1940, as amended. The business address of the Adviser and its officers and directors is One Liberty Plaza, 165 Broadway, 36th Floor, New York, New York 10006-1404. Subject to the authority of the Board of Directors, the Adviser is responsible for overall management of the Fund's business affairs. As of December 31, 2003, the Adviser and its affiliate had $8.9 billion in assets under management. The Adviser's clients include pensions, foundations and endowments, insurance companies and closed-end mutual funds. In its investment process, the Adviser focuses on relative value opportunities, particularly in the ABS and MBS markets.

     The Adviser is a subsidiary of HCM Holdings, Inc. ("HHI"). LSR Capital HCM, L.L.C. ("LSR") owns 61.75% of HHI. LSR Hyperion Corp. is the managing member of LSR. Lewis S. Ranieri is the sole shareholder of LSR Hyperion Corp.

     Lewis S. Ranieri, a former Vice Chairman of Salomon Brothers Inc ("Salomon Brothers"), is the Chairman of the Board of the Adviser. Mr. Andrew M. Carter is Vice Chairman of the Adviser, but does not serve on the Adviser's Board of Directors. Clifford E. Lai, a Director and Chairman of the Board of the Fund, is the President and a Director of the Adviser, and may be entitled, in addition to receiving a salary from the Adviser, to receive a bonus based upon a portion of the Adviser's profits. Mr. John J. Feeney, Jr. is a Director and Managing
Director of Marketing of the Adviser. Mr. John H. Dolan is a Managing Director and Chief Investment Officer of the Adviser and President of the Fund. Ms. Julie
S. Madnick is Director and Portfolio Manager of the Adviser and Portfolio Manager of the Fund. Mr. Thomas F. Doodian, Treasurer of the Fund, is a Managing Director, Chief Operating Officer and Controller of the Adviser. Mr. Joseph Tropeano, Secretary of the Fund, is Secretary, Director and Compliance Officer of the Adviser.

     The  Adviser  provides   advisory  services  to  several  other  registered
investment companies which invest in MBS. Its management includes several individuals with extensive experience in originating, evaluating and investing in MBS, RMBS, CMBS and ABS, and in using hedging techniques. Lewis S. Ranieri was instrumental in the development of the secondary MBS market and the creation and development of secondary markets for conventional mortgage loans, CMOs and other mortgage-related securities. While at Salomon Brothers, Mr. Ranieri directed that firm's activities in the mortgage, real-estate and U.S. Government guaranteed areas. Clifford E. Lai was managing Director and Chief Investment Strategist for Fixed Income at First Boston Asset Management Corporation.

     Certain affiliates of the Adviser engage in real estate-related activities, including but not limited to acting as the servicer of pools of CMBS; underwriting and issuing CMBS; serving as market-maker of CMBS; originating loans that underlie CMBS; acting as the borrowers of mortgages that underlie CMBS; and purchasing CMBS for their own accounts or accounts over which they have control. Because the 1940 Act prohibits certain affiliated transactions involving the Fund and certain affiliates of the Fund, in the absence of exemptive relief, the Fund may be prohibited from purchasing CMBS with respect to which an affiliate of the Adviser acted in one or more of the above capacities. The Adviser does not anticipate that this restriction will have any significant adverse effect on its ability to manage the Fund. However, the Adviser may seek exemptive relief to permit the Fund to engage in certain transactions involving affiliates under conditions designed to eliminate or minimize any potential conflict of interest. The Adviser understands that no affiliated person or promoter of or principal underwriter for the Fund or any affiliated person of such a person, promoter, or principal underwriter, has an obligation to seek or obtain any exemptive order to facilitate such a transaction.

     Portfolio Management -- Clifford Lai is responsible for the day-to-day management of the Fund's portfolio.

Administrator and Sub-Administrator

     Pursuant to an Administrative Services Agreement, the Administrator supervises the overall administration of the Fund, including, among other responsibilities, the negotiation of contracts and fees with, and the monitoring of performance and billings of, the independent contractors and agents of the Fund; the preparation and filing of all documents required for compliance by the Fund with applicable laws and regulations; and arranging for the maintenance of books and records of the Fund. Pursuant to its terms, the Sub-Administration Agreement between the Administrator and State Street Bank and Trust Company (the "Sub-Administrator"), will continue subject to the approval of the Fund's Board of Directors. The Sub-Administrator provides for, or assists the Administrator in managing and supervising all aspects of, the general day-to-day business activities and operations of the Fund other than investment advisory activities, including custodial, transfer agency, dividend disbursing, accounting, auditing, compliance and related services. For its administrative services to the Fund, the Administrator receives a fee from the Fund at a rate equal, on an annual basis, to 0.15% of the average weekly net assets of the Fund. See the SAI for more information.

Expenses

     In addition to the expenses to be paid to the Adviser, Administrator, Transfer Agent, and Custodian discussed within this Private Placement Memorandum, the Fund will pay all other ongoing expenses, including but not limited to legal fees, accounting fees for preparation of financial statements and tax returns, annual audits, brokerage commissions, transfer taxes and other clearing, settlement and transactional charges, except that the Adviser undertakes to pay such ongoing expenses (other than brokerage commissions, transfer taxes, clearing, settlement and transactional charges and other extraordinary items) to the extent that such expenses exceed .75% of average daily net assets per annum.

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                          CONVERSION TO OPEN END STATUS

-------------------------------------------------------------------------------

     The  Fund's  Board  of  Directors   may  elect  to  submit  to  the  Fund's
shareholders at any time a proposal to convert the Fund to an open-end investment company. In determining whether to exercise its discretion to submit this proposal to shareholders, the Board of Directors would consider all factors then relevant, including the extent to which the Fund's capital structure is leveraged and the possibility of releveraging, the spread, if any, between yields on high yield high risk securities in the Fund's portfolio as compared to interest and dividend charges on senior securities and general market and economic conditions. In addition to any vote required by Maryland law, conversion of the Fund to an open-end investment company would require the affirmative vote of the holders of a majority of the shares of capital stock entitled to be voted on the matter. Shareholders of an open-end investment company may require the company to redeem their shares at any time (except in certain circumstances as authorized by or under the 1940 Act) at their net asset value, less such redemption charges, if any, as might be in effect at the time of redemption. If the Fund converted to an open-end investment company, it could be required to liquidate portfolio securities to meet requests for redemption. In the event the Fund converts to open-end status, the Fund would only be able to borrow through bank borrowings within certain limits.

-------------------------------------------------------------------------------

                           DIVIDENDS AND DISTRIBUTIONS

-------------------------------------------------------------------------------

     In order to qualify as a regulated investment company for Federal income tax purposes, the Fund must distribute at least 90% of its net investment income for each fiscal year. "Net investment income," as used herein, includes all dividends, interest, other ordinary income earned by the Fund on its portfolio holdings and net short-term capital gains, net of the Fund's expenses. The Fund may also distribute all or a portion of net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss), if any, at least once annually. The Fund intends to distribute at least 90% of its net investment income each year and to distribute enough of its net investment income and net capital gains to avoid the 4% excise tax on undistributed amounts that will be imposed if it fails to distribute at least 98% of such amounts. Subject to these requirements, the Fund intends to distribute quarterly all or substantially all of its net investment income to holders of the Fund's Common Stock. It is expected that the initial dividend on shares of the Fund's Common Stock will be declared to holders of the Fund's Common Stock on the 1st day of the fiscal quarter which follows the first fiscal quarter in which an investor (other than the Adviser or an affiliate of the Adviser) becomes a holder of the Fund's Common Stock. The initial dividend will then be paid on the 15th day of such quarter.

Reinvestment of Dividends

     A shareholder may elect to receive dividends and capital gain distributions either in cash or in additional shares of the Fund. Unless otherwise specified in writing by a shareholder, all dividends and capital gain distributions will be paid on the payment date in cash. An election may be changed by notifying the Fund in writing at any time prior to the record date for a particular dividend or distribution. There are no sales or others charges in connection with the reinvestment of dividends and capital gains distributions. There is no fixed dividend rate, and there can be no assurance that the Fund will pay any dividend or capital gains distributions. Dividends and capital gain distributions will be taxable to shareholders whether received in cash or reinvested in additional shares of the Fund.

     Notices as to the source or sources from which any dividend is paid, if not paid from net investment income, will be provided in accordance with Section 19(a) of the 1940 Act. A final liquidating distribution to shareholders of the net assets of the Fund will be made on, or before, the termination of the Fund.


-------------------------------------------------------------------------------


                        DETERMINATION OF NET ASSET VALUE

-------------------------------------------------------------------------------

     The net asset value per Share will be determined monthly as of 3 p.m. (New York time) on the last day on which the New York Stock Exchange is open in each month. For purposes of determining the net asset value per Share, the value of the Fund's assets (less the Fund's liabilities) will be divided by the number of outstanding Shares. See the SAI for a discussion of the methodology used to value the Fund's assets.

     The Fund was incorporated in Maryland on September 12, 1995. The authorized capital stock consists of one hundred million shares of common stock having a par value of one-tenth of one cent ($.001) per share.

     Shares have no preference, preemptive, conversion or similar rights. Each share has equal voting, dividend, distribution and liquidation rights. Shares when issued are fully paid and non-assessable, except as set forth below. Shareholders are entitled to one vote for each share held on matters on which they are entitled to vote. The Fund is not required, and has no current intention, to hold annual meetings of shareholders, although the Fund will hold special meetings of shareholders when in the judgment of the Board of Directors it is necessary or desirable to submit matters for a shareholder vote. Shareholders also have under certain circumstances (e.g., upon application and submission of certain specified documents to the Board of Directors by a specified number of shareholders) the right to remove one or more Directors of the Fund. Shareholders also have the right to remove one or more Directors without a meeting by a declaration in writing by a specified number of shareholders. Upon liquidation or dissolution of the Fund, shareholders would be entitled to share pro rata in the net assets available for distribution to shareholders.

     The Fund's charter provides that the Fund will terminate automatically on December 31, 2004 provided that the duration of the Fund may be extended for successive one-year periods provided that each continuance is specifically approved in advance by the holders of more than 75% of the shares of the Fund's Common Stock. In the event Clifford E. Lai ceases his affiliation with the Adviser and its affiliates, the Fund will terminate immediately thereafter, unless otherwise extended by the approval of more than 75% of the outstanding shares of the Fund's Common Stock. Notwithstanding the foregoing, the Fund may be liquidated at any time upon the unanimous consent of the shareholders. In connection with such termination, the Fund will liquidate all of its assets and distribute to shareholders the net proceeds therefrom in cash after making appropriate provisions for any liabilities of the Fund.

     Annual and other meetings may be required with respect to such additional matters relating to the Fund as may be required by the 1940 Act, any registration of the Fund with the Securities and Exchange Commission or any state, or as the Directors may consider necessary or desirable. Each Director serves until the next meeting of the shareholders called for the purpose of considering the election or reelection of such Director or of a successor to such Director, and until the election and qualification of his or her successor, elected at such a meeting, or until such Director sooner dies, resigns, retires or is removed by the vote of the shareholders.

     For further information with respect to the Fund and the shares offered hereby, reference is made to the Fund's registration statement filed with the Securities and Exchange Commission, including the exhibits thereto. The Registration Statement and the exhibits thereto may be examined at the
Commission and copies thereof may be obtained upon payment of certain duplicating fees.

     The Fund may offer additional shares. Other offerings of the Fund's shares, if made, will require approval of its Board of Directors and approval by the holders of more than 75% of the outstanding shares of the Fund's Common Stock. Any additional offering will be subject to the requirement of the 1940 Act that shares may not be sold at a price below the then current net asset value, exclusive of sales loads, except in connection with an offering to existing shareholders or with consent of the holders of more than 75% of the outstanding shares of the Fund's Common Stock.

Discretionary Tender Offers and Repurchase Offers

     The Board of Directors may elect to periodically redeem Shares of the Fund in the manner described herein or as it otherwise may be permitted under applicable laws. Periodically, the Board of Directors of the Fund may elect to make discretionary repurchase offers to all Fund shareholders. Pursuant to a discretionary repurchase offer, the Fund will repurchase the Shares for cash at the net asset value including accrued income not yet declared as dividends determined on the repurchase pricing date and will pay the holders of the Fund's Shares by the repurchase payment deadline, unless the repurchase offer is suspended or postponed.

     The Fund's Board of Directors may consider at any time repurchases of Shares or a tender offer for cash at net asset value including accrued income not yet declared as dividends for all or a portion of the outstanding Shares. Under certain circumstances, it is possible that periodic purchases of, or tender offers for, the Fund's Shares may cause a deemed dividend distribution under the Code as defined herein to the remaining shareholders of the Fund. Each such tender offer is subject to approval by the Board of Directors. Subject to the Fund's fundamental policy with respect to leverage, the Fund may borrow to finance repurchases or tenders. See "Investment Policies" and "Investment Restrictions." Interest on any such borrowings will reduce the Fund's net income.

     Because of the nature of the Fund's investment objectives, policies and portfolio, the Adviser does not anticipate that repurchases and tenders should interfere with the ability of the Fund to manage its investments in order to seek its investment objectives, and does not anticipate any material difficulty in borrowing money or disposing of portfolio securities to consummate share repurchases and tenders.

     If a tender offer is made, it is the announced policy of the Board of Directors of the Fund, which may be changed by the Board of Directors, not to accept tenders or effect repurchases if (1) such transactions, if consummated, would impair the Fund's status as a regulated investment company under the Code (i.e., it would make the Fund a taxable entity, causing the Fund's income to be taxed at the corporate level in addition to the taxation of shareholders who receive dividends from the Fund); (2) the Fund would not be able to borrow money or liquidate portfolio securities in an orderly manner to fund such purchases without creating a negative impact on the net asset value of the Fund to the detriment of non-tendering shareholders; or (3) there is, in the Board of Directors' judgment, (a) any material legal action or proceeding, instituted or threatened, challenging such transaction or otherwise materially adversely affecting the Fund, (b) a declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks generally in the United States or New York State, (c) a material limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (d) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (e) any other events or conditions which would have a material adverse effect on the Fund or its shareholders if shares were repurchased. The Board of Directors may modify these conditions in light of experience.

     Any tender offer made by the Fund will be at net asset value per share (including accrued income not yet declared as dividends) determined at the close of business on the day the offer ends, and will be made in such manner as may be determined by the Board of Directors in compliance with the Securities Exchange Act of 1934, the rules promulgated thereunder and other applicable laws and regulations. Shareholders will be notified of such tender offer by publication or mailing or both. As of the close of business each day during the offer, the Fund will calculate its net asset value and make its calculation available to shareholders at the telephone number specified in the offering statement. When a tender offer is authorized by the Fund's Board of Directors, a shareholder wishing to accept the offer will be required to tender all of the Shares owned by such shareholder (or attributed to the shareholder for Federal income tax purposes under Section 318 of the Code) (the "Tender Shares"). Failure by a shareholder to tender all such Shares could result in adverse tax consequences of such shareholder and all other shareholders. The Fund will purchase Tender Shares in accordance with the terms of the offer unless it determines to accept none of them (based upon one of the conditions of the tender offer as summarized above). Costs associated with the tender offer will be charged against capital.

     Tender Shares that have been accepted and purchased by the Fund will be held in its treasury until reissued by the Board of Directors. Treasury shares will be recorded and reported as an offset to shareholders' equity and accordingly will reduce the Fund's aggregate assets. If Treasury shares are retired, issued and outstanding Shares and capital in excess of par will be reduced.

Limited Transferability of Shares

     The Fund does not intend to list its Shares on a stock exchange and therefore it is not anticipated that a market for the Shares will develop. The transfer of any such Shares will be done at the then current net asset value of the Fund's Shares and may only be sold under an exemption from the registration requirements of the Securities Act because the Fund's Shares have not been registered under the Securities Act. The availability of such exemption is dependent, in part, upon the "investment intent" of each new investor and the suitability of such an investment for him.

-------------------------------------------------------------------------------


                                      TAXES

-------------------------------------------------------------------------------

     The following summary reflects the existing provisions of the Code and other relevant federal income tax authorities applicable to U.S. citizens and residents and U.S. domestic corporations, partnerships, trusts and estates, as of the date of this Private Placement Memorandum. The federal income tax consequences described below do not deal with the federal income tax consequences applicable to investors subject to special rules, such as banks, non-U.S. investors, insurance companies and dealers in securities. A shareholder in the Fund should consult his or her own tax adviser concerning these matters.

     The Fund has qualified and intends to continue to qualify as a regulated investment company for federal income tax purposes. To qualify as a regulated investment company, the Fund must distribute annually to shareholders at least 90% of its investment company taxable income (which includes, among other items, dividends, taxable interest and the excess of net short-term capital gains over net long-term capital losses), and meet certain diversification of assets, source of income, and other requirements of the Code. If the Fund does qualify, it will not be subject to Federal income tax on the portion of its investment company taxable income (including any net capital gain) it distributes to shareholders in a timely manner, but will be subject to Federal income tax on any undistributed income, and to an additional tax on undistributed income if the ownership of the Fund is concentrated and the Fund is therefore treated as a personal holding company. If the Fund does not meet all of these Code requirements, it will be taxed as an ordinary corporation and its distributions will generally be taxed to shareholders as ordinary income. In determining the amount of net capital gains to be distributed, any capital loss carryover from prior years will be applied against capital gains to reduce the amount of distributions paid.

     Amounts, other than tax-exempt interest, not distributed on a timely basis in accordance with a calendar year distribution requirement may be subject to a nondeductible 4% excise tax. To prevent imposition of the excise tax, the Fund must distribute for the calendar year an amount equal to the sum of (1) at least 98% of its ordinary income (excluding any capital gains or losses) for the calendar year, (2) at least 98% of the excess of its capital gains over capital losses (adjusted for certain ordinary losses) for the one-year period ending October 31 of such year, and (3) all ordinary income and capital gain net income (adjusted for certain ordinary losses) for previous years that were not distributed during such years.

     Distributions to shareholders attributable to the Fund's interest income (including original issue discount and market discount), other items of ordinary income, and net short-term capital gains are taxable as ordinary dividend income. It is not anticipated that any of such dividends will qualify for the dividends received deduction for corporate shareholders or for the maximum 15% rate of tax for non-corporate shareholders. Capital gain dividends, which are designated as distributions of net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss, if any), are taxable as long-term capital gains, regardless of how long the Shares have been held by the shareholder. The taxation of capital gains is discussed below. All distributions are taxable to the shareholder whether reinvested in additional shares or received in cash. Shareholders will be notified annually as to the Federal tax status of distributions. Shareholders receiving distributions in the form of additional shares will have a cost basis for Federal income tax purposes in each share received equal to the net asset value of a share of the Fund on the reinvestment date.

     Investors should be careful to consider the tax implications of buying shares just prior to a distribution by the Fund. The price of shares purchased at that time includes the amount of the forthcoming distribution. Distributions by the Fund reduce the net asset value of the Fund's shares, but nevertheless would be taxable to the shareholder as ordinary income or capital gain as described above, even though, from an investment standpoint, they may constitute a partial return of capital.

     Dividends and distributions are generally taxable to the shareholders at the time the dividend or distribution is made. Any dividend declared by the Fund in October, November or December of any calendar year, however, which is payable to shareholders of record on a specified date in such a month and which is not paid on or before December 31 of such year, will be treated as received by the shareholders as of December 31 of such year, provided that the dividend is paid during January of the following year.

     Upon the taxable disposition (including a sale or redemption) of shares of a Fund, a shareholder may realize a gain or loss, depending upon its basis in the shares. The gain or loss will be treated as capital gain or loss if the shares are capital assets in the shareholder's hands, and will be long-term if the shareholder's holding period for the shares is more than 12 months. Non-corporate shareholders are subject to tax at a maximum rate of 15% on long-term capital gains. Long-term capital gains of corporate taxpayers are currently taxed at the same rates as ordinary income. A loss realized by a shareholder on the disposition of Fund shares with respect to which capital gain dividends have been paid will, to the extent of such capital gain dividends, be treated as long-term capital loss if such shares have been held by the shareholder for six months or less. Further, a loss realized on a disposition will be disallowed to the extent the shares disposed of are replaced (whether by reinvestment of distributions or otherwise) within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of. In such a case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. The deductibility of capital losses is subject to limitations.

     The amount and character of the taxable income or tax loss of the Fund will depend upon the application of a number of complex and/or uncertain aspects of Federal income tax law. In particular, certain securities issued or acquired by the Fund (including regular interests in real estate mortgage investment conduits, may be treated as having original issue discount ("OID") for Federal income tax purposes. A security will be treated as having OID if its stated redemption price at maturity exceeds its issue price by more than a statutory de minimis amount. In the case of any security treated as having OID, the Fund would be required to accrue a portion of the OID daily as interest income even though it would not actually receive the cash payment of such income until a later period. A similar problem may arise with respect to residual interests in a real estate mortgage investment conduit.

     Other securities acquired by the Fund may be acquired at a market discount. A security is purchased at a market discount when, subject to a statutory de minimis exception, it is purchased after the original issue at a price below the stated redemption price at maturity. Any gain from the disposition of a security that was originated after July 18, 1984 and acquired by the Fund at a market discount will be treated as ordinary income to the extent the gain does not exceed the accrued market discount. Holders of market discount securities are required to include as ordinary income any partial principal payment on the loan, to the extent such payment does not exceed the accrued market discount on such security, even if the holder eventually disposes of the security prior to maturity at a loss.

     Certain of the options, futures contracts, and forward foreign currency exchange contracts in which the Fund may invest are so-called "section 1256 contracts." With certain exceptions, realized gains or losses on section 1256 contracts generally are considered 60% long-term and 40% short-term capital gains or losses ("60/40"). Also, section 1256 contracts held by the Fund at the end of each taxable year (and, generally, for purposes of the 4% excise tax, on October 31 of each year) are "marked-to-market" with the result that unrealized gains or losses are treated as though they were realized and the resulting gain or loss is treated as 60/40 gain or loss.

     Generally, the hedging transactions undertaken by the fund may result in "straddles" for Federal income tax purposes. The straddle rules may affect the timing and character of gains (or losses) realized by the Fund. Losses realized by the Fund on a position that is part of a straddle may be deferred under the straddle rules, rather than being taken into account in calculating the taxable income for the taxable year in which such losses are realized. The hedging transaction may increase the amount of short-term capital gain realized by the Fund.

     The Fund is required to report to the Internal Revenue Service ("IRS") all distributions to shareholders, except in the case of certain exempt shareholders. Distributions by the Fund (other than distributions to exempt shareholders) are generally subject to withholding of Federal income tax at a rate of 28% ("backup withholding") if (1) the shareholder fails to furnish the Fund with and to certify the shareholder's correct taxpayer identification number or social security number, (2) the IRS notifies the Fund or a shareholder that the shareholder has failed to report properly certain interest and dividend income to the IRS and to respond to notices to that effect, or (3) when required to do so, the shareholder fails to certify that he or she is not subject to backup withholding. If the withholding provisions are applicable, any such distributions (whether reinvested in additional shares or taken in cash) will be reduced by the amounts required to be withheld. When establishing an account, an investor must certify under penalty of perjury that such number is correct and that he or she is not otherwise subject to back-up withholding. An individual's taxpayer identification number is his or her Social Security number.

     Back-up withholding is not an additional tax and may be credited against a taxpayer's federal income tax provided the shareholder provides the necessary information.

     Because shares of the Fund are privately placed, not publically offered, individual shareholders will be required to gross up their dividends from the Fund by their share of the investment expenses incurred by the Fund, which expenses will be allowable deductions for individual shareholders only to the extent such expenses, together with other miscellaneous itemized deductions of the shareholder, exceed 2% of the shareholder's adjusted gross income.

     Dividends and capital gains distributions may also be subject to state, local and foreign taxes.

     Shareholders who are not United States citizens or residents should be aware that distributions from the Fund will generally be subject to a withholding tax of 30%, or a lower treaty rate, and should consult their own tax advisers to determine whether investment in the Fund is appropriate.

     Entities that generally qualify for an exemption from Federal income tax, such as many pension trusts, are nevertheless taxed on "unrelated business taxable income." A tax-exempt entity's dividend income from the Fund and gain from the sale of shares in the Fund or the Fund's sale of securities should not constitute unrelated business income to such tax-exempt entity unless the acquisition of the share itself is debt-financed or constitutes dealer property in the hands of the tax-exempt entity, or (and to the extent that) the Fund owns and derives income from residual interests in a REMIC.

     Before investing in the Fund, the trustee or investment manager of an employee benefit plan (e.g., a pension or profit sharing retirement plan) should consider among other things (a) whether the investment is prudent under the Employee Retirement Income Security Act of 1974 ("ERISA"), taking into account the needs of the plan and all of the facts and circumstances of the investment in the Fund; and (b) whether the investment satisfies the diversification requirement of Section 404(a)(1)(C) of ERISA.

     The foregoing is a general and abbreviated summary of the applicable provisions of the Code and Treasury Regulations thereunder presently in effect. These provisions are subject to change by legislative or administrative action, and any such changes may be effective either prospectively or retroactively.
Shareholders are advised to consult with their own tax advisers for more detailed information concerning federal, state and local income tax matters.

-------------------------------------------------------------------------------


                                     EXPERTS

-------------------------------------------------------------------------------

     Schwartz & Hofflich LLP serves as the independent accountants for the Fund and audits its annual financial statements.

-------------------------------------------------------------------------------


                             REPORTS TO SHAREHOLDERS

-------------------------------------------------------------------------------

     The Fund will send unaudited semi-annual reports and audited annual reports, including a list of investments held, to shareholders.

-------------------------------------------------------------------------------


                               FURTHER INFORMATION

-------------------------------------------------------------------------------

     The Private Placement Memorandum and the SAI do not contain all of the information set forth in the Registration Statement that the Fund has filed with the Securities and Exchange Commission. The complete Registration Statement, including the Code of Ethics for the Fund and the Adviser, may be reviewed at the Securities and Exchange Commission or on the internet, or obtained from the Securities and Exchange Commission upon payment of the prescribed fee by:

o        calling: 1-800-SEC-0330
o        visiting the SEC internet address: http://www.sec.gov.
o writing: Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549-6009

     The Fund does not intend to hold annual meetings of shareholders, except as may be required by applicable law. A special meeting of shareholders will be called upon the Fund's receipt of the written request of the holders of at least ten percent of the shares of the Common Stock of the Fund issued and outstanding and entitled to vote at such meetings.

                       STATEMENT OF ADDITIONAL INFORMATION


                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----
PRIVATE PLACEMENT MEMORANDUM SUMMARY                                                                                4
RISK CONSIDERATIONS                                                                                                 6
SUMMARY OF FUND'S EXPENSES                                                                                          9
THE FUND AND ITS OBJECTIVE, POLICIES AND RISKS                                                                      9
MANAGEMENT OF THE FUND                                                                                             27
DIVIDENDS AND DISTRIBUTIONS                                                                                        30
REINVESTMENT OF DIVIDEND                                                                                           30
DETERMINATION OF NET ASSET VALUE                                                                                   30
TAXES                                                                                                              33
EXPERTS                                                                                                            36
REPORTS TO SHAREHOLDERS                                                                                            36


                                                      *   *   *

Investment Adviser
Hyperion Capital Management, Inc..
One Liberty Plaza
New York, New York 10006

Administrator
Hyperion Capital Management, Inc.
One Liberty Plaza
New York, New York 10006

Custodian, Accounting Agent and Sub-Adminstrator
State Street Bank and Trust Company
2 Avenue De Lafayette
Boston, Massachusetts 02111

Transfer Agent
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York  11219

                       STATEMENT OF ADDITIONAL INFORMATION

                                 June 30, 2004


                       HYPERION STRATEGIC BOND FUND, INC.
                   One Liberty Plaza, New York, New York 10006
                                 (212) 549-8400

     This Statement of Additional Information sets forth information which may be of interest to investors but which is not necessarily included in the Fund's Private Placement Memorandum, dated June 30, 2004 (the "Private Placement Memorandum"), through which shares of the Fund are offered. This Statement of Additional Information should be read in conjunction with the Private Placement Memorandum, a copy of which may be obtained by a qualified investor without charge by calling 1-(800) Hyperion.

     The Statement of Additional Information is NOT a private placement memorandum and is authorized for distribution to prospective investors only if preceded or accompanied by the Private Placement Memorandum.


Table of Contents                                                                                     Page

THE FUND                                                                                                2
INVESTMENT OBJECTIVE, POLICIES, RISKS AND RESTRICTIONS                                                  2
DETERMINATION OF NET ASSET VALUE AND VALUATION OF PORTFOLIO                                             1
SECURITIES                                                                                              4
TAX STATUS                                                                                              5
MANAGEMENT OF THE FUND                                                                                  6
COUNSEL AND INDEPENDENT ACCOUNTANTS                                                                    13
PORTFOLIO TRANSACTIONS                                                                                 13
DESCRIPTION OF SHARES AND VOTING RIGHTS AND LIABILITIES                                                14
FINANCIAL STATEMENTS                                                                                   15
DESCRIPTION OF RATINGS                                                                                A-1



     Terms defined in the Private Placement Memorandum and not defined herein have the same meanings herein as in the Private Placement Memorandum.

     This Statement of Additional Information shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                                    THE FUND

     Hyperion Strategic Bond Fund, Inc. (the "Fund"), is a non-diversified, closed-end management investment company organized as a corporation under the laws of the State of Maryland on September 12, 1995. Hyperion Capital Management, Inc., the adviser of the Fund (the "Adviser"), manages the investments of the Fund from day to day in accordance with the Fund's investment objective and policies. The selection of investments for the Fund and the way they are managed depend on the conditions and trends in the economy and the financial marketplaces.

     Hyperion Capital Management, Inc. is also, the administrator of the Fund (the "Administrator"), and supervises the overall administration of the Fund, including, among other responsibilities, the negotiation of contracts and fees with, and the monitoring of performance and billings of, the independent contractors and agents of the Fund; the preparation and filing of all documents required for compliance by the Fund with applicable laws and regulations; and arranging for the maintenance of books and records of the Fund. The Board of Directors of the Fund provides broad supervision over the affairs of the Fund.


             INVESTMENT OBJECTIVE, POLICIES, RISKS AND RESTRICTIONS

Investment Objective

     The investment objective of the Fund is to provide high total return by investing, under normal circumstances, at least 65% of its assets in securities backed by interests in real estate. There can, of course, be no assurance that the Fund will achieve its investment objective. The investment objective of the Fund is fundamental and may not be changed without approval by the holders of more than 75% of the shares of the Fund's Common Stock. At least 80% of the Fund's assets will be invested in debt. This policy is not fundamental and can be changed with at least 60 days prior notice to shareholders.

Investment Policies

     Please refer to "Investment Policies" in the Private Placement Memorandum.

Investment Risks

     Please refer to "Risk Considerations" in the Private Placement Memorandum.

Investment Restrictions

     The Fund has adopted the following investment restrictions which may not be changed without approval by the holders of more than 75% of the shares of the Fund's Common Stock.

     The Fund may not:

     (1) Invest 25% or more of the value of the total assets of the Fund in securities of issuers engaged in any one industry (excluding real estate and related industries and U.S. Government securities as defined in the 1940 Act).

     (2) Borrow Money. This restriction shall not apply to (i) issuing senior securities in the form of indebtedness in the aggregate up to an amount equal to 33 1/3% of the Fund's total assets (after giving effect to any such leveraging) and (ii) hedging techniques described in the Private Placement Memorandum which may be deemed to be borrowing.

     (3) Pledge, hypothecate, mortgage or otherwise encumber its assets other than to secure such borrowings as set forth in restriction No. 2 above or in connection with, to the extent permitted under the 1940 Act, good faith hedging transactions (including interest rate swaps), reverse repurchase agreements, dollar roll agreements, when issued and forward commitment transactions.

     (4) Underwrite the securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act of 1933 in disposing of a portfolio security.

     (5) Invest in securities of other investment companies, except that the Fund may purchase unit investment trust securities where such unit investment trusts meet the investment objective of the Fund and then only up to 5% of the Fund's net assets, except as they may be acquired as part of a merger, consolidation or acquisition of assets, but in no event to an extent not permitted by Section 12(d) of the 1940 Act.

     (6) Issue senior securities, except insofar as the Fund may be deemed to have issued a senior security in connection with any permitted borrowing.

     (7) Make loans of money or property to any person, except through loans of portfolio securities to Qualified Institutions, the purchase of debt obligations in which the Fund may invest consistent with the Fund's investment objective and policies and investment restrictions or the temporary investment in repurchase agreements with Qualified Institutions. The Fund may not lend portfolio securities, if, as a result, the aggregate of such loans exceeds 33 1/3% of the value of the Fund's total assets (including such loans).

     (8) Invest for the purpose of exercising control over management of any company.

     (9) Purchase real estate or interests therein (including limited partnership interests but excluding Mortgage-Backed Securities, Stripped Mortgage-Backed Securities and similar instruments and REIT Debt Securities) or interests in oil, gas or mineral leases.

     (10) Purchase or sell commodities, commodity contracts, options, futures contracts, or options on futures contracts, except for hedging purposes.

     (11) Make any short sale of securities except for short sales against the box and short sales made in connection with hedging transactions.

     (12) Purchase or retain any securities issued by an issuer, any of whose officers or directors, trustees or security holders is an officer or director of the Fund, or is an officer or director of the Adviser, if after the purchase of the securities of such issuer by the Fund one or more of such persons who individually owns beneficially more than 1/2 of 1% of the shares or securities, or both, all taken at market value, of such issuer, together own beneficially more than 5% of such shares or securities, or both, all taken at market value.

     (13) Invest in CMBS where the underlying assets are non-dollar denominated Commercial Mortgage Loans.

     (14) Invest in any security that would cause any investor in the Fund to be required to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Percentage and Rating Restrictions. If a percentage restriction or a rating restriction on investment or utilization of assets set forth above or referred to in the Private Placement Memorandum is adhered to at the time an investment is made or assets are so utilized, a later change in percentage resulting from changes in the value of the securities held by the Fund or a later change in the rating of a security held by the Fund will not be considered a violation of policy.


                        DETERMINATION OF NET ASSET VALUE
                      AND VALUATION OF PORTFOLIO SECURITIES

     The net asset value of each share of the Fund is determined as of the time of 3 p.m. (New York time) on the last day of each month on which the New York Stock Exchange is open for business (a "Pricing Day"). As of the date of this Statement of Additional Information, the New York Stock Exchange is open for business every weekday except for the following holidays (as observed): New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. This determination of the net asset value of shares is made by dividing the value of the Fund's net assets (i.e., the value of its assets including accrued income less its liabilities, including expenses payable or accrued) by the number of Fund Shares outstanding in the Fund at the time the determination is made.

     Securities for which market quotations are readily available are valued at market value, which is currently determined using the last reported sale price or, if no sales are reported--as in the case of some securities traded over-the-counter--the last reported bid price, except that certain U.S. government securities are stated at the mean between the last reported bid and asked prices. The Fund will value CMBS and other debt securities not traded in an organized market on the basis of valuations provided by dealers or by a pricing service, approved by the Board of Directors, which uses information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, market conventions regarding prepayment assumptions for comparable securities, various relationships between securities and yield to maturity in determining value. Debt securities having a remaining maturity of sixty days or less when purchased and debt securities originally purchased with maturities in excess of sixty days but which currently have maturities of sixty days or less are valued at cost adjusted for amortization of premiums and accretion of discounts. A determination of value by a pricing service to be used in calculating net asset value will be deemed to be determined at market value.

     Any securities or other assets for which current market quotations are not readily available are valued at their fair value as determined in good faith under procedures established by and under the general supervision and responsibility of the Board of Directors. While no single standard for determining fair value exists, as a general rule, the current fair value of a security would appear to be the amount which the Fund could expect to receive upon its current sale. Some but not necessarily all of the general factors which may be considered in determining fair value include: (1) the fundamental analytical data relating to the investment; (2) the nature and duration of restrictions on disposition of the securities; and (3) an evaluation of the forces which influence the market in which these securities are purchased and sold. Without limiting or including all of the specific factors which may be considered in determining fair value, some of the specific factors include: type of security, financial statements of the issuer, cost at date of purchase, size of holding, discount from market value, value of unrestricted securities of the same class at the time of purchase, special reports prepared by analysts, information as to any transaction or offers with respect to the security, existence or merger proposals or tender offers affecting the securities, price and extent of public trading in similar securities of the issuer or comparable companies, and other relevant matters.

                                   TAX STATUS

     The Fund intends to qualify and elect to be treated as a regulated investment company for federal income tax purposes for its fiscal year beginning August 1, 1999 and it intends to do so for future fiscal years. In order to so qualify, the Fund must, among other things, (a) derive in each taxable year at least 90% of its gross income from dividends, interest, payments with respect to loans of securities, gains from the sale or other disposition of securities or other income derived with respect to its business of investing in such securities (including, but not limited to, gains from options, futures or forward contracts); and (b) diversify its holdings so that, at the end of each fiscal quarter, (i) at least 50% of the value of the Fund's assets is represented by cash, U.S. Government securities (as defined in the 1940 Act), securities of other regulated investment companies, and other securities which, with respect to any one issuer, do not represent more than 5% of the value of the Fund's assets nor more than 10% of the voting securities of such issuer, and
(ii) not more than 25% of the value of the Fund's assets is invested in the securities of any issuer (other than U.S. Government securities as defined in the 1940 Act or the securities of other regulated investment companies) or of two or more issuers which the Fund controls and which are engaged in the same or related trades or businesses. If the Fund qualifies as a regulated investment company and satisfies a minimum distribution requirement, the Fund will not be subject to federal income tax to the extent that it distributes its income to its shareholders. The minimum distribution requirement is satisfied if the Fund distributes as an ordinary income dividend at least 90% of its investment company taxable income (generally net investment income and the excess of net short-term capital gain over net long-term capital loss and computed without regard to the deduction for dividends paid) for the taxable year. The Fund will be subject to corporate income tax on undistributed income and to an additional tax on any undistributed income if the ownership of the Fund is concentrated and the Fund is therefore treated as a personal holding company.

     The Fund may be subject to a nondeductible 4% excise tax which will be imposed if, and to the extent that, the Fund does not distribute by the end of each calendar year (or is not subjected to regular corporate tax in such year on) an amount equal to the sum of (a) 98% of the Fund's ordinary income for such calendar year; (b) 98% of the excess of capital gains over capital losses for the one-year period ending on October 31 of each year; and (c) the undistributed income and gains from the preceding years (if any) pursuant to the calculations in (a) and (b). A distribution will be treated as having been paid on December 31 if it is declared by the Fund in October, November or December with a record date in such month and is paid by the Fund in January of the following year. Such distribution will be treated as received by the shareholders in the calendar year in which the distribution is declared.

     The Fund intends to engage in various hedging transactions. Under various provisions of the Code, the result of such transactions may be to change the character of recognized gains and losses, accelerate the recognition of certain gains and losses, and defer the recognition of certain losses.

     The Fund's taxable income will in most cases be determined on the basis of reports made to the Fund by the issuers of the securities in which the Fund invests. The tax treatment of certain securities in which the Fund may invest is not free from doubt and it is possible that an Internal Revenue Service examination of the issuers of such securities or of the Fund could result in adjustments to the income of the Fund. An upward adjustment by the Internal Revenue Service to the income of the Fund may result in the failure of the Fund to satisfy the minimum distribution requirement described above. The Fund's fiscal year end is July 31st.



                             MANAGEMENT OF THE FUND

     The directors and officers of the Fund and their principal occupations during the past five years are set forth below. Asterisks indicate those directors who are "interested persons" as defined in the 1940 Act (the "1940 Act") of the Fund. The address of each director and officer is One Liberty Plaza, 36th Floor, New York, New York 10006-1404.

Directors and Officers of the Fund

     The following tables provide information concerning the directors and officers of the Fund.


                     Position(s) Held
                     with Fund and                                                              Portfolios in
                     Term of Office and                                                         Fund Complex
Name, Address        Length of                 Principal Occupation(s) During Past 5            Overseen by
and Age              Time Served               Years and Other Directorships Held             Director/Officer
___________          ______________            ___________________________________            ________________

Robert F. Birch      Director, Member of       Director of several investment companies                5
c/o One Liberty      the Audit Committee       advised by the Adviser (1998 to present);
Plaza, New           and Nominating            Chairman and President, New America
York,                and Compensation          High Income Fund (1992-Present);
New York             Committee                 Chairman of the Board and Co-Founder,
10006-1404                                     The China Business Group, Inc. (1996-
                                               Present); Director, Brandywine Funds (3)
Age 67               Elected since May         (2001 to Present)
                     2002

Leo M. Walsh,        Director, Chairman        Director of several investment companies                 5
Jr.                  of the Audit              advised by the Adviser (1989-Present);
c/o One Liberty      Committee and             Financial Consultant for Medco Health
Plaza, New           Nominating                Solutions Inc. (1994-2003)
York, New York       and Compensation
10006-1404           Committee

Age 71               Elected Since Fund's      Director, Hyperion Collaterlized Securities
                     Inception                 Fund, Inc. (Since 2003); Chief Executive
                                               Officer of First Union National of Georgia
Harald               Director, Member of       in 1987.  Chairman in 1989 held position
R. Hansen            the Audit Committee       until he retired in 1996.  Executive Vice
c/o One Liberty      and Nominating            President in charge of the General Banking
Plaza, New           and Compensation          Group of First National Bank of Georgia.
York, New York       Committee                 Director of Atlanta Symphony, Midtown
10006-1404                                     Alliance and U.S. Disabled Athletes Fund.
                                               Trustee and Vice Chairman of the Board
Age 71               Elected Since Fund's      of Oglethorpe University; President of the
                     Inception                 Board of Trustees of Asheville School and
                                               a Trustee of the Tull Foundation.
                                               Corporate Boards of Magnet
                                               Communication Inc. and Wachovia Corp.



                     Position(s) Held
                     with Fund and                                                              Portfolios in
                     Term of Office and                                                         Fund Complex
Name, Address        Length of                 Principal Occupation(s) During Past             Overseen by
and Age              Time Served               Years and Other Directorships Held             Director/Officer
___________          ______________            ___________________________________            ________________

Clifford E. Lai*    Director and Chairman       President (1998-Present) and Chief
c/o One Liberty     of the Board                Investment Officer (1993-2002) of the                5
Plaza, New                                      Adviser; Co-Chairman (2003-Present) and
York, New York                                  Board of Managers (1995-Present)
10006-1404          Elected Annually            Hyperion GMAC Capital Advisors, LLC
                    Since October 2000          formerly Lend Lease Hyperion Capital,
Age 50                                          LLC); President of several investment
                                                companies advised by the Adviser (1995-
                                                Present).

John H. Dolan*      President
c/o One Liberty                                 Chief Investment Strategist (1998-Present)           1
Plaza,              Elected September           and Chief Investment Officer (since 2002)
New York, New       23, 2003                    of the Adviser.
York 10006-
1404

Age 50


Thomas F.            Treasurer                  Managing Director, Chief Operating
Doodian*                                        Officer (1998-Present) and Director of               5
c/o One Liberty      Elected Annually           Finance and Operations of the Advisor
Plaza,               Since Fund's               (1995-Present); Treasurer of several
New York, New        Inception                  investment companies advised by the
York 10006-                                     Adviser (1998-Present).
1404

Age 44


Joseph Tropeano*    Secretary                   Director and Compliance Officer of the
c/o One Liberty                                 Adviser (1993-Present); Secretary and                 5
Plaza,              Elected Annually            Compliance Officer of several investment
New York, New       Since Fund's                companies advised by the Advise (1994-
York 10006-         Inception                   Present); Secretary and Compliance
1404                                            Officer, Hyperion GMAC Capital
                                                Advisors, LLC (formerly Lend Lease
Age 42                                          Hyperion Capital, LLC) (1995-Present);
                                                Assistant Secretary and Compliance
                                                Officer, AIG Hyperion Inc. (1994-2002);
                                                VicePresident and Compliance Officer,
                                                Hyperion Distributors, Inc. (1994-1998).



Interested Person

     Mr. Lai serves as Director, Chairman of the Board, and President and Director of the Advisor. As a result of his service with the Advisor, the Fund considers Mr. Lai to be an "interested person" of the Fund within the meaning of
Section 2(a)(19) of the 1940 Act.

Committees and Meetings

     The Fund has a standing Audit Committee currently consisting of Messrs. Walsh, Birch and Hansen, who are members of the Board of Directors and are currently non-interested persons of the Fund. Mr. Walsh currently serves as Chairman of the Audit Committee. The principal functions of the Fund's Audit
Committee are to recommend to the Board the appointment of the Fund's independent accountants, to review with the independent accountants the scope and anticipated costs of their audit and to receive and consider a report from the independent accountants concerning their conduct and the results of the audit, including any comments or recommendations they might want to make in that connection.

     The Fund has Nominating and Compensation Committees, which presently consist of Messrs. Walsh, Birch and Hansen. Mr. Walsh currently serves as Chairman of the Nominating and Compensation Committees. The function of the Nominating Committee is to recommend candidates for election to the Board as independent Directors. The Committee will consider nominees recommended by shareholders. Such recommendations should be submitted in writing to the Secretary of the Fund. The function of the Compensation Committee is to determine the compensation paid to the independent Directors. The Fund does not have an Executive Committee.

Approval of Management Agreement

     The Board of Directors, including a majority of the Directors who are not interested persons of the Fund as defined in the 1940 Act (the "Disinterested Directors"), has the responsibility under the 1940 Act to approve the Fund's Investment Advisory Agreement (the "Agreement") for its initial term and annually thereafter at a meeting called for the purpose of voting on such matters.

     The Agreement was approved for an initial two-year term by the Fund's Directors, including a majority of the Disinterested Directors, at a meeting held on April 15, 2003. In determining whether to approve the Agreement, the Directors reviewed the materials provided by the Adviser and considered the following: (1) that the level of the advisory fees and estimated expense ratios of the Fund were much lower as compared to competitive funds of a comparable size (including the amount and nature of fees paid by shareholders); (2) the nature and quality of the services rendered by the Adviser (including the supervision of the Fund's third party service providers) with respect to the other funds in the Hyperion complex and the Directors' satisfaction with those services, (3) anticipated benefits to be derived by the Adviser from its relationship with the Fund, (4) the costs of providing services to the Fund and the economies of scale that the Adviser has received as a result of managing four other funds in the Fund's complex, and (5) the anticipated profitability of the Fund to the Adviser.

     In considering the Agreement, the Board of Directors did not identify any single factor as controlling. Since the Board of Directors serve on the Boards of other funds in the Fund's complex, which are advised by the same Adviser, the Board of Directors are continually reviewing the Adviser's investment staff and portfolio management process. Based on their evaluation of all material factors discussed above and assisted by the advice of independent counsel, the Board of Directors, including the Disinterested Directors, concluded that the Agreement is fair and reasonable.

Director Ownership

     The following table sets forth, for each Director, the aggregate dollar range of equity securities owned of the Fund as of May 31, 2004 and of all funds overseen by each Director in the Fund Complex as of May 31, 2004. The information as to beneficial ownership is based on statements furnished to the Fund by each Director.



                                                 Aggregate Dollar Range of
                                                 Equity Securities in All Funds
                         Dollar Range of         Overseen by Director or
                         Equity Securities       Nominee in Family of
Name of Director         in the Fund             Investment Companies
---------------          ---------------            ---------------
Robert F. Birch              None                   $50,000-$100,000
Harald R. Hansen             None                        None
Clifford E. Lai              None                    Over $100,000
Leo M. Walsh, Jr             None                    Over $100,000





Principal Shareholders

     To the knowledge of the Fund, as of May 31, 2004 no current director of the Fund owned 1% or more of the outstanding Shares, and the officers and Directors of the Fund owned, as a group, less than 1% of the Shares.



Compensation of Directors*


                                                      Pension or
                                                 Retirement Benefits                           Total Compensation
                                Aggregate            Accrued as          Estimated Annual         from Fund and
                           Compensation from           Part of            Benefits upon           Fund Complex
    Name of Director              Fund              Fund Expenses           Retirement          Paid to Directors
    ----------------              ----              -------------           ----------          -----------------

Robert F. Birch                   $5,000                None                   None                 $43,750

Harald R. Hansen                  $5,000                None                   None                 $ 6,125

Leo M. Walsh                      $5,000                None                   None                 $45,000


     *The information in this table is furnished for the year ended May 31, 2004. Each Director, who is not an interested person of the Fund, receives an annual fee of $5,000 which is paid by the Fund. The Hyperion fund complex consists of five funds, including the Fund.

     The Board of Directors consists of 4 members, at least 75% of whom are not "interested persons" as defined in the 1940 Act. Election of Directors is non-cumulative; accordingly, holders of a majority of the outstanding Shares may elect all of the Directors. The Fund will pay each Director not affiliated with the Advisor a fee of $5000 per year, together with annual out-of-pocket expenses relating to attendance at such meetings.

     The Fund's Articles of Incorporation limit the personal liability of Directors and officers to the Fund and its shareholders to the fullest extent permitted by Maryland law and the 1940 Act. Based upon Maryland law, the Fund's Directors and officers have no liability to the Fund and its shareholders for monetary damages except (a) for, and to the extent of, actual receipt of an improper benefit in money, property or services, or (b) in respect of an adjudication based upon a finding of active and deliberate dishonesty which was material to the cause of action adjudicated. In accordance with the 1940 Act, the Articles of Incorporation do not protect or purport to protect Directors and officers against any liability to the Fund or its shareholders to which they would be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duties involved in the conduct of such person's office.

     In addition, the Fund's Articles of Incorporation provide that the Fund will indemnify its Directors and officers against liabilities and expenses in connection with the performance of their duties on behalf of the Fund to the fullest extent permitted by Maryland law, subject to the applicable requirements of the 1940 Act. Under Maryland law, the Fund is entitled (and, if the Director or officer is successful on the merits or otherwise, obligated) to indemnify each Director or officer in connection with any proceeding to which such Director or officer is made a party by reason of service in his capacity as a Director or officer, unless it is proved that (1) the act or omission of the Director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the Director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the Director or officer had reasonable cause to believe that the act or omission was unlawful. The foregoing standards apply both as to third party actions and derivative suits by or in the right of the Fund. Indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the Director or officer in connection with the proceeding. If, however, the proceeding is one by or in the right of the Fund, indemnification may not be made in respect of any proceeding in which the Director or officer shall have been adjudged to be liable to the Fund. In the view of the staff of the Commission, an indemnification provision is consistent with the 1940 Act if it (1) precludes indemnification for any liability, whether or not there is an adjudication of liability, arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties described in Section 17(h) and (i) of the 1940 Act ("disabling conduct") and (2) sets forth reasonable and fair means for determining whether indemnification shall be made; in the case of the Fund, "reasonable and fair means" would include (1) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified ("indemnitee") was not liable by reason of disabling conduct (including a dismissal of insufficiency of evidence) and (2) a reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of Directors who are neither "interested persons" of the Fund as defined in Section 2(a)(19) of the 1940 Act nor parties to the proceeding, or (b) a written opinion of independent legal counsel.

     The indemnification rights provided or authorized by the Articles of Incorporation or applicable law are not exclusive of any other rights to which a person seeking indemnification may be entitled. The Fund has also obtained liability insurance at its expense for the benefit of its Directors and officers which includes coverage for liability arising from the performance of their duties on behalf of the Fund which is not inconsistent with the indemnification provisions of the Articles of Incorporation and applicable law.

Adviser

     Hyperion Capital Management, Inc. (the "Adviser") manages the Fund pursuant to an Investment Advisory Agreement (the "Advisory Agreement"). Subject to such policies as the Board of Directors of the Fund may determine, the Adviser makes investment decisions for the Fund. The Adviser furnishes at its own expense all facilities and personnel necessary in connection with providing these services.

     The Advisory Agreement was approved by the Fund's shareholders on August 12, 2003. The Advisory Agreement will continue in effect for a period of two years from its effective date, and if not sooner terminated, will continue in effect for successive periods of 12 months thereafter, provided that each continuance is specifically approved at least annually by both (1) the vote of a majority of the Fund's Board of Directors and the vote of the holders of more than 75% of the outstanding shares of the Fund's Common Stock and (2) by the vote of a majority of the directors who are not parties to such Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement may be terminated as a whole at any time by the Fund, without the payment of any penalty, upon the vote of a majority of the Fund's Board of Directors or a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Fund. The Agreement will terminate automatically in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder). The Advisory Agreement may not be amended without the approval of the holders of more than 75% of the Fund's outstanding Common Stock.

     The Advisory Agreement provides that neither the Adviser nor its personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in its services to the Fund, except for willful misfeasance, bad faith, gross negligence or reckless disregard of its or their obligations and duties under the Advisory Agreement. The Advisory Agreement provides that the Adviser may render services to others.

     The Fund's Private Placement Memorandum contains additional information regarding the Adviser and a description of fees payable to the Adviser for services under the Advisory Agreement.

Administrator and Sub-Administrator

     Pursuant to the Administrative Services Agreements, the Administrator provides the Fund with general office facilities and supervises the overall administration of the Fund; including, among other responsibilities, the negotiation of contracts and fees with, and the monitoring of performance and billings of, the independent contractors and agents of the Fund; the preparation and filing of all documents required for compliance by the Fund with applicable laws and regulations; and arranging for the maintenance of books and records of the Fund. Pursuant to its terms, the Sub-Administration Agreement between the Administrator and State Street Bank and Trust Company (the "Sub-Administrator") will continue subject to the approval of the Fund's Board of Directors. State Street provides for, or assists the Administrator in managing and supervising all aspects of, the general day-to-day business activities and operations of the Fund other than investment advisory activities, including custodial, transfer agency, dividend disbursing, accounting, auditing, compliance and related services. For these services, the Adviser paid the Sub-Administrator a fee of $53,351 in 2001, $80,066 in 2002, and $64,744 in 2003. The Administrator
provides persons satisfactory to the Board of Directors of the Fund to serve as officers of the Fund. Such officers may be directors, officers or employees of the Administrator or its affiliates. The Administrative Services Agreement may not be amended without the approval of the holders of more than 75% of the outstanding shares of the Fund's Common Stock.

     The Fund's Private Placement Memorandum contains a description of the fees payable to the Administrator under the Administrative Services Agreement. The Administrative Services Agreement was approved by the Fund's Board of Directors effective January 1, 2000. The Administrative Services Agreement will continue in effect for a period of one year from its effective date, and if not sooner terminated, will continue in effect for successive periods of 12 months thereafter, provided that each continuance is specifically approved at least annually by both (1) the vote of a majority of the Fund's board of directors and the vote of the holders of more than 75% of the outstanding shares of the Fund's Common Stock and (2) by the vote of a majority of the directors who are not parties to such Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. The Administrative Services Agreement may be terminated as a whole at any time by the Fund, without the payment of any penalty, upon the vote of a majority of the Fund's Board of Directors or a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Administrator or by the Administrator on 60 days' written notice to the Fund. The Agreement will terminate automatically in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder). The Administrative Services Agreement may not be amended without the approval of the holders of more than 75% of the Fund's outstanding Common Stock.

Transfer Agent, Registrar, Custodian and Accounting Agent

     The Fund has entered into a Transfer Agent and Registrar Services Fee Agreement with American Stock Transfer & Trust Company which acts as transfer agent for the Fund. Pursuant to a Custodian Agreement and Accounting Agent Agreement, State Street acts as the custodian and accounting agent of the Funds's assets. For its services, the Transfer Agent and Custodian will receive compensation as may from time to time be agreed upon by it and the Fund. The Fund's transfer and accounting agent and custodian do not assist in, and are not responsible for, investment decisions involving assets of the Fund.



Code of Ethics

     The Fund and the Adviser have each adopted a Code of Ethics under Rule 17j-1 of the 1940 Act. The Code of Ethics for the Fund and the Adviser (the "Code") restricts the personal investing activities of certain Access Persons and others, as defined in the Code. The primary purpose of the Code is to ensure that these investing activities do not disadvantage the Fund. Such Access Persons are generally required to preclear security transactions with the Fund's Compliance Officer or his designee and to report all transactions on a regular basis. The Compliance Officer or designee has the responsibility for interpreting the provisions of the Code, for adopting and implementing Procedures for the enforcement of the provisions of the Code, and for determining whether a violation has occurred. In the event of a finding that a violation has occurred, the Compliance Officer or designee shall take appropriate action. The Fund and the Adviser have developed procedures for the administration of the Code.

     The codes of ethics can be reviewed and copied at the Commission's Public Reference Room ("PRR"), in Washington, D.C. Information on the operation of the PRR may be obtained by calling the Commission at 1-202-942-8090. The codes of ethics are also available on the EDGAR database on the Commission's Internet site at http://www.sec.gov. Copies are also available (subject to a duplicating fee) at the following E-mail address: publicinfo@sec.gov, or by writing the Commission's Public Reference Section, Washington, D.C. 20549-0102.

                       COUNSEL AND INDEPENDENT ACCOUNTANTS

     Legal matters in connection with the issuance of shares of stock of the Fund are passed upon by Sullivan and Worcester LLP. Schwartz & Hofflich LLP are the independent accountants for the Fund, providing audit services and tax return preparation.


                      PORTFOLIO TRANSACTIONS AND BROKERAGE

     The Fund's purchases and sales of securities usually are principal transactions. Securities are normally purchased directly from the issuer or from an underwriter or market maker for the securities. There usually are no brokerage commissions paid for such purchases and, therefore, the Fund does not anticipate paying brokerage commissions on its securities purchases, although it may pay such commissions on futures transactions. Any transaction for which the Fund pays a brokerage commission will be effected at the best price and execution available. Purchases from underwriters of securities include a commission or concession paid by the issuer to the underwriter, and purchases from dealers serving as market makers include the spread between the bid and asked price.

     Allocation of transactions, including their frequency, to various dealers is determined by the Adviser in its best judgment and in a manner deemed to be in the best interest of the investors in the Fund rather than by any formula. The primary consideration is prompt execution of orders in an effective manner at the most favorable price.

     Investment decisions for the Fund will be made independently from those for any other account or investment company that is or may in the future become managed by the Adviser or its affiliates. If, however, the Fund and other investment companies or accounts managed by the Adviser are contemporaneously engaged in the purchase or sale of the same security, the transactions may be averaged as to price and allocated equitably to each account. In some cases, this policy might adversely affect the price paid or received by the Fund or the size of the position obtainable for the Fund. In addition, when purchases or sales of the same security for the Fund and for other investment companies managed by the Adviser occur contemporaneously, the purchase or sale orders may be aggregated in order to obtain any price advantages available to large denomination purchases or sales. Furthermore, in certain circumstances affiliates of the Adviser whose investment portfolios are managed internally, rather than by the Adviser, might seek to purchase or sell the same type of investments at the same time as the Portfolio. Such an event might also adversely affect the Fund.


              DESCRIPTION OF SHARES AND VOTING RIGHTS AND LIABILITIES

     The authorized capital stock of the Fund, which was incorporated on September 12, 1995 in the State of Maryland, consists of one hundred million shares of stock having a par value of one tenth of one cent ($.001) per share. Each share when issued will have identical voting rights, equal dividend, distribution and liquidation rights and each fractional share has those rights in proportion to the percentage that the fractional share represents of a whole share. Shares will be voted in the aggregate. There are no conversion or preemptive rights in connection with any shares of the Fund. All shares, when issued in accordance with the terms of the offering, will be fully paid and nonassessable.

     The shares of the Fund have non-cumulative voting rights, which means that the holders of more than 50% of the shares outstanding voting for the election of directors can elect 100% of the directors if the holders choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any person or persons to the Board of Directors. The Fund will not issue certificates evidencing Fund shares.

     As a general matter, the Fund will not hold annual or other meetings of the Fund's shareholders. This is because the By-Laws of the Fund provide for annual meetings only if the following actions require shareholder approval under the 1940 Act: (a) election of directors, (b) approval of revised investment advisory contracts with respect to a particular class or series of stock, (c) approval of revisions to the Fund's distribution agreement with respect to a particular class or series of stock, (d) ratification of the selection of independent public accountants, and (e) upon the written request of holders of shares entitled to cast not less than 25% of all those votes entitled to be cast at such meeting. Annual and other meetings may be required with respect to such additional matters relating to the Fund as may be required by the 1940 Act, including the removal of Fund directors(s) and communication among shareholders, any registration of the Fund with the Securities and Exchange Commission or any state, or as the Directors may consider necessary or desirable. Each Director serves until the next meeting of the shareholders called for the purpose of considering the election or reelection of such Director or of a successor to such Director, and until the election and qualification of his or her successor, elected at such meeting, or until such Director sooner dies, resigns, retires or is removed by the vote of the shareholders.





                              FINANCIAL STATEMENTS

     The following unaudited Statement of Assets and Liabilities, Statement of Operations, Statement of changes in Net Assets, Statement of Cash Flows and Financial Highlights reflect the financial performance of the Fund as of January 31, 2004. The Fund's Annual Report for the fiscal year ended July 31, 2003, is incorporated herein by reference and will be provided by the Fund with this SAI.


-------------------------------------------------------------------------------------------------------------------------
HYPERION STRATEGIC BOND FUND, INC.
Statement of Assets and Liabilities - (Unaudited)
January 31, 2004
-------------------------------------------------------------------------------------------------------------------------

Assets:
   Investments, at value (cost $120,643,251) (Note 2)............................       $      125,834,777
   Cash.........................................................................                   765,189
   Interest receivable..........................................................                   873,408
   Net unrealized appreciation on swap contract (Note 2)........................                   653,052
   Principle paydowns receivable................................................                   481,258
             Total assets.......................................................               128,607,684

Liabilities:
   Reverse repurchase agreements (Note 5).......................................                23,426,000
   Interest payable for reverse repurchase agreements (Note 5)..................                    25,534
   Administration fee payable...................................................                    82,339
   Investment advisory fee payable..............................................                    64,470
   Other accrued expenses.......................................................                    33,287
             Total liabilities..................................................                23,631,630

 Net Assets (equivalent to $7.29 per share based on 14,405,509 shares issued and          $    104,976,054
                                                                                               ===========
outstanding).......................................................................

Composition of Net Assets:
   Capital stock, at par ($.001) (Note 6).......................................          $         14,403
   Additional paid-in capital (Note 6)..........................................                93,100,889
   Accumulated undistibuted net investment income...............................                 5,858,057
   Accumulated net realized gain................................................                   158,127
   Net unrealized appreciation..................................................                 5,844,578

 Net assets applicable to capital stock outstanding................................       $    104,976,054
                                                                                               ===========

-----
See notes to financial statements.



----------------------------------------------------------------------------------------------------------------------
HYPERION STRATEGIC BOND FUND, INC.
Statement of Operations - (Unaudited)
For the Six Months Ended January 31, 2004
----------------------------------------------------------------------------------------------------------------------

 Investment Income (Note 2):
   Interest.....................................................................
                                                                                                 $6,515,792

 Expenses:
   Investment advisory fees (Note 3)............................................                    254,734
   Administration fees (Note 3).................................................                     76,420
   Custodian....................................................................                     23,188
   Legal fees...................................................................                     23,002
   Audit and tax service fees...................................................                     14,941
   Insurance expense............................................................                      9,675
   Directors' fees..............................................................                      5,115
   Other expenses...............................................................                     10,927
       Total operating expenses.................................................                    418,002
       Interest expense on reverse repurchase agreements (Note 5)...............                    275,634
       Total expenses...........................................................                    693,636
       Less expenses waived by the investment adviser (Note 3)..................                   (35,901)
       Net expenses.............................................................                    657,735
   Net investment income........................................................                  5,858,057

 Realized and Unrealized Gains on Investments (Note 2):
   Net realized gain (loss) on:
       Investment transactions..................................................                    312,936
       Swap contracts...........................................................                  (154,809)
   Net realized gain on investment transactions and swap contracts..............                    158,127
   Net change in unrealized appreciation/depreciation on:
       Investments..............................................................                  1,180,113
       Swap contracts...........................................................                  (758,770)
   Net change in unrealized appreciation/depreciation on investments and swap                       421,343
   contracts....................................................................
   Net realized and unrealized gains on investments.............................                    579,470
   Net increase in net assets resulting from operations.........................
                                                                                                 $6,437,527



-----
See notes to financial statements.



---------------------------------------------------------------------------------------------------------------------
HYPERION STRATEGIC BOND FUND, INC.
Statement of Changes in Net Assets
---------------------------------------------------------------------------------------------------------------------

                                                                                For the Six
                                                                                Months Ended               For the Year
                                                                              January 31, 2004                Ended
                                                                              (Unaudited)                 July 31, 2003 (a)

Increase in Net Assets Resulting from Operations:
     Net investment income.......................................                                            $10,906,572
                                                                                   $5,858,057
     Net realized gain on investments and swap contracts.........                     158,127                  6,680,900
     Net change in unrealized appreciation/depreciation on
     investments and swap contracts..............................                     421,343                (2,820,321)
     Net increase in net assets resulting from operations........                   6,437,527                 14,767,151

Dividends to Shareholders (Note 2)
     Net investment income.......................................                          --               (19,841,413)
     Net realized gains..........................................                          --               (13,194,582)
     Returns of capital..........................................                          --               (43,491,109)
         Total dividends........................................                           --               (76,527,104)

Capital Stock Transactions (Note 6)
     Issued to shareholders in reinvestment of distributions                               --                  1,376,150
     (142,832 shares)
     Net increase from capital shares transactions...............                          --                  1,376,150
         Total increase (decrease) in net assets................                    6,437,527               (60,383,803)

Net Assets:
     Beginning of period.........................................                  98,538,527                158,922,330
     End of period (including undistributed net investment income
     of $5,858,057 and $0, respectively).........................               $ 104,976,054               $ 98,538,527
                                                                                =============               ============




(a) Certain amounts have been reclassified to conform to current year presentation. See Note 2 - Swap Agreements.

-----
See notes to financial statements.



-----------------------------------------------------------------------------------------------------------------------
HYPERION STRATEGIC BOND FUND, INC.
Statement of Cash Flows - (Unaudited)
For the Six Months Ended January 31, 2004
-----------------------------------------------------------------------------------------------------------------------

 Increase (Decrease) in Cash:
   Cash flows provided by (used for) operating activities:
       Interest received (including net accretion of $782,805)..................
                                                                                                 $5,582,820
       Interest expense paid....................................................                  (282,281)
       Operating expenses paid..................................................                  (738,058)
       Sales of short-term portfolio investments, net...........................               (14,695,041)
       Purchases of long-term portfolio investments.............................               (21,318,053)
       Proceeds from disposition of long-term portfolio investments and principal                36,093,675
       paydowns.................................................................
       Net cash provided by operating activities................................                  4,643,062
   Cash flows provided by (used for) financing activities:
       Net cash used for reverse repurchase agreements..........................                (3,917,000)
       Net cash used for financing activities...................................                (3,917,000)
   Net increase in cash.........................................................                    726,062
   Cash at beginning of period..................................................                     39,127
   Cash at end of period........................................................
                                                                                                   $765,189

 Reconciliation of Net Increase in Net Assets Resulting from Operations to Net Cash
 Provided by Operating Activities:
   Net increase in net assets resulting from operations.........................
                                                                                                 $6,437,527
       Increase in investments, at cost.........................................                  (477,308)
       Increase in net unrealized appreciation/depreciation on investments and swaps              (421,343)
       Increase in interest receivable..........................................                   (72,608)
       Increase in other assets.................................................                  (450,927)
       Increase in payables and other liabilities...............................                  (372,279)
                Total adjustments...............................................                (1,794,465)
   Net cash provided by operating activities....................................                $ 4,643,062
                                                                                                ===========



-----
See notes to financial statements.


----------------------------------------------------------------------------------------------------------------------
HYPERION STRATEGIC BOND FUND, INC.
Financial Highlights
----------------------------------------------------------------------------------------------------------------------


                                       For the Six
                                       Months Ended
                                        January 31,                                                                For the Period
                                          2004*                         For the Year Ended                             Ended
                                        (Unaudited)    July 31, 2003*      July 31, 2002       July 31, 2001       July 31, 2000

Per Share Operating Performance:
Net asset value, beginning of               $6.84            $11.14            $10.64              $10.18             $10.00
period
Net investment income                        0.26              0.76              0.91                0.72               2.83
Net realized and unrealized gains
on investments and swap agreements           0.19              0.28              0.63                0.69               0.03
Net increase in net asset value
resulting from operations                    0.45              1.04              1.54                1.41               2.86
Dividends from net investment
income                                         --            (1.39)            (0.87)              (0.82)             (2.68)
Dividends from net realized gains              --            (0.92)            (0.17)              (0.13)                 --
Dividends from returns of capital              --            (3.03)                --                  --                 --
Total dividends                                --            (5.34)            (1.04)              (0.95)             (2.68)
Net asset value, end of period              $7.29             $6.84            $11.14              $10.64             $10.18
                                          ========            =====        ===========          ===========         ==========
Total Investment Return                     6.58%  (1)        8.98%            15.07%              14.22%              3.95%  (1)

Ratios to Average Net
Assets/Supplemental Data:
Net assets, end of period ($000s)
                                         $104,976           $98,539          $158,922            $110,770           $50,254
Operating expenses                          0.82%  (2)        0.77%             0.81%               0.88%              0.79%  (2)
Interest expense                            0.54%  (2)        0.05%                --                  --                 --
Total expenses                              1.36%  (2)        0.82%             0.81%               0.88%              0.79%  (2)
Total expenses including fee                                                                                                  (2)
waiver and excluding interest               0.75%  (2)        0.75%             0.75%               0.75%              0.69%
expense
Net investment income                      11.47%  (2)        7.75%             9.08%               7.84%              5.94%  (2)
Portfolio turnover rate                       17%  (1)          83%              113%                 41%                26%  (1)


(1) Not Annualized
(2) Annualized
* As a result of recent changes in generally accepted accounting principles, the Trust has reclassified periodic payments made under interest rate swap agreements, previously included within net investment income, to components of realized and unrealized gain (loss) in the statement of operations. The effect of this reclassification was to reduce the interest expense and total expense ratios and increase the net investment income ratio by 0.40% and increase net investment income per share by $0.03 and decrease net realized and unrealized gains (losses) on investments, and swap contracts per share by $0.03 for the six months ended January 31, 2004. For consistency, similar reclassifications have been made to prior year amounts, resulting in a reduction to the interest expense and total expense ratios and an increase to the net investment income ratio of 0.02% and an increase to net investment income per share of less than $0.005 and a decrease net realized and unrealized gains (losses) on investments swap contracts per share by less than $0.005 for the fiscal year ended July 31, 2003.


-----
See notes to financial statements.


-------------------------------------------------------------------------------
HYPERION STRATEGIC BOND FUND, INC.
Notes to Financial Statements - (Unaudited)
January 31, 2004
-------------------------------------------------------------------------------

1. The Fund

The Hyperion Strategic Bond Fund, Inc. (the "Fund") (formerly "Hyperion High-Yield CMBS Fund, Inc.") was incorporated under the laws of the State of Maryland on September 12, 1995 and is registered under the Investment Company Act of 1940 (the "1940 Act") as a non-diversified closed-end management investment company. The Fund has an agreement with its majority shareholder to liquidate the Fund by December 31, 2004, unless the majority shareholder agrees to continue its investment in the Fund.

The Fund's investment objective is to provide a high total return by investing in securities backed by real estate mortgages. No assurance can be given that the Fund's investment objective will be achieved.

2. Significant Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Valuation of Investments: Securities held by the Fund are valued based upon the current bid price where market quotations are readily available. Securities for which quotations are not readily available are valued at their fair value as determined in good faith under consistently applied procedures approved by the Fund's Board of Directors. As a general rule, the current fair value of a security would appear to be the amount which the Fund could expect to receive upon its current sale. Some of the general factors that are considered in determining fair value include the fundamental analytic data relating to the investment and an evaluation of the forces which influence the market in which these securities are purchased and sold. Determination of fair value involves subjective judgment, as the actual market value of a particular security can be established only by negotiations between the parties in a sales transaction. Debt securities having a remaining maturity of sixty days or less when purchased and debt securities originally purchased with maturities in excess of sixty days but which currently have maturities of sixty days or less are valued at amortized cost.

The ability of issuers of debt securities held by the Fund to meet their obligations may be affected by economic developments in a specific industry or region. The value of mortgage-backed securities can be significantly affected by changes in interest rates or in the financial conditions of an issuer or market.

Securities Transactions: Securities transactions are accounted for as of trade date. Realized gains and losses on securities sold are determined on the basis of identified cost basis.

Interest Income: Interest income recorded on the accrual basis. Discounts and premiums on securities are accreted and amortized using the effective yield to maturity method. Any paydown on mortgage-backed securities are treated as interest income.

Income Taxes: The Fund intends to qualify and meet the requirements of the Internal Revenue Code applicable to regulated investment companies and distribute substantially all of its taxable income to its shareholders. Therefore, no federal income or excise tax provision is required.

During the year ended July 31, 2003, the Fund distributed all of its net investment income and net realized gains as computed on a tax basis. During the six months ended January 31, 2004, the Fund has not made any distributions.

Distributions to Shareholders: Distributions from net investment income and net realized capital gains (including net short term capital gains), if any, are declared and paid at least annually. Distributions to shareholders are recorded on the ex-dividend date. Income dividends and capital gain distributions are determined in accordance with income tax regulations that may differ from generally accepted accounting principles. These differences are primarily due to differing treatment of income and gains on various investment securities held by the Fund, timing differences and differing characterization of distributions made by the fund as a whole.

Repurchase Agreements: The Fund regularly invests in repurchase agreements. A repurchase agreement is an agreement by which the Fund purchases securities from a third party with the commitment that they will be repurchased by the seller at a fixed price on an agreed date. The Fund, through its custodian, receives delivery of the underlying collateral, the market value of which at the time of purchase is required to be in an amount at least equal to the resale price, including accrued interest. Hyperion Capital Management, Inc. (the "Adviser") is responsible for determining that the value of these underlying securities is sufficient at all times. If the seller defaults and the value of the collateral declines or if bankruptcy proceedings commence with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

Swap agreements: The Fund may enter into interest rate swap agreements to manage its exposure to interest rates. Interest rate swap agreements involve the exchange by the Fund with another party of their respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments with respect to a notional amount of principal. The Fund will usually enter into interest rate swaps on a net basis, i.e., the two payment streams are netted out, with the Fund receiving or paying, as the case may be, only the net amount of the two payments. Swaps are marked to market based upon quotations from market makers and the change, if any, along with an accrual for periodic payments due or owed is recorded as unrealized gain or loss in the Statement of Operations. Net cash payments on interest rate swap agreements are included as part of realized gain/loss in the Statement of Operations. Entering into these agreements involves, to varying degrees, elements of credit and market risk in excess of the amounts recognized on the Statement of Assets and Liabilities. Such risks involve the possibility that there will be no liquid market for these agreements, that the counterparty to the agreements may default on its obligation to perform or that there may be unfavorable changes in the fluctuation of interest rates. See Note 7 for a summary of all open swap agreements as of January 31, 2004.

As a result of a recent FASB Emerging Issues Task Force consensus and subsequent related SEC staff guidance, the Fund has reclassified periodic payments made under interest rate swap agreements, previously included within net investment income, to components of realized and unrealized gain (loss) in the Statement of Operations. For consistency, similar reclassifications have been made to amounts appearing in the previous year's Statement of Changes in Net Assets and the per share amounts in prior year Financial highlights. Prior year expense and net investment income ratios in the financial highlights have also been modified accordingly. This reclassification increased net investment income by $201,904, increased net realized loss on swap contracts by $154,809 and reduced net change in unrealized gain on swap contracts by $47,095 for the six months ended January 31, 2004, and increased net investment income by $34,885 and decreased change in net unrealized loss on swap contracts by $34,885 for the year ended July 31, 2003. Such reclassifications had no effect on the Fund's net asset value, either in total or per share, or its total increase in net assets from operations during any period.

Cash Flow Information: Cash, as used in the Statement of Cash Flows, is the amount reported as "Cash" in the Statement of Assets and Liabilities, and does not include short-term investments.

Accounting practices that do not affect reporting activities on a cash basis include carrying investments at value and accreting discounts and amortizing premiums on debt obligations.

3. Investment Advisory Agreements and Affiliated Transactions

Prior to August 2003, the Fund's investment adviser was Lend Lease Hyperion Capital Advisors, L.L.C. In August 2003, the Fund's investment adviser changed to Hyperion Capital Management, Inc., with whom the Fund has entered into an Investment Advisory Agreement. The Adviser is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at an annual rate of 0.50% of the Fund's average weekly net assets. During the six months ended January 31, 2004, the Adviser earned $254,734 in investment advisory fees, of which the Adviser has waived $35,901 of its fee. The Adviser has agreed to either waive or reimburse the ongoing expenses of the Fund to the extent that such expenses exceed 0.75% of average daily net assets per annum.

The Fund has entered into an Administration Agreement with Hyperion Capital Management, Inc. (the "Administrator"). The Administrator entered into a sub-administration agreement with State Street Bank and Trust Company Administrator"). The Administrator and Sub-Administrator perform administrative services necessary for the operation of the Fund, including maintaining certain books and records of the Fund and preparing reports and other documents required by federal, state, and other applicable laws and regulations, and providing the Fund with administrative office facilities. For these services, the Fund pays to the Administrator a monthly fee at an annual rate of 0.15% of the Fund's average weekly net assets. During the six months ended January 31, 2004, the Administrator earned $76,420 in Administration fees. The Administrator is responsible for any fees due the Sub-Administrator.

Certain officers and/or directors of the Fund are officers and/or directors of the Advisor and/or the Administrator.

4. Purchases and Sales of Investments

Purchases and sales of investments, excluding short-term securities and U.S. Government securities, for the six months ended January 31, 2004, were $21,318,053 and $36,808,483 respectively.

At January 31, 2004, the cost and unrealized appreciation or depreciation in value of the investments owned by the Fund, as computed on a federal income tax basis, are as follows:



                  Aggregate cost ......................................           $120,643,251
                                                                                  ============

                  Gross unrealized appreciation........................           $  6,198,426

                  Gross unrealized depreciation........................           $ (1,006,900)

                  Net unrealized appreciation..........................           $  5,191,526
                                                                                  ==============



5.  Borrowings

Under a reverse repurchase agreement, the Fund sells securities and agrees to repurchase them at a mutually agreed upon date and price. Under the 1940 Act, reverse repurchase agreements will be regarded as a form of borrowing by the Fund unless, at the time it enters into a reverse repurchase agreement, it establishes and maintains a segregated account with its custodian containing securities from its portfolio having a value not less than the repurchase price (including accrued interest). The Fund has established and maintained such an account for each of its reverse repurchase agreements.

Reverse repurchase agreements involve the risk that the market value of the securities retained in lieu of sale by the Fund may decline below the price of the securities the Fund has sold but is obligated to repurchase. In the event the buyer of securities under a reverse repurchase agreement files for bankruptcy or becomes insolvent, such buyer or its Fundee or receiver may receive an extension of time to determine whether to enforce the Fund's obligation to repurchase the securities, and the Fund's use of the proceeds of the reverse repurchase agreement may effectively be restricted pending such decision.

At January 31, 2004, the Fund had the following reverse repurchase agreements outstanding:


    Face Value         Description                                                           Maturity Amount
    ----------         -----------                                                           ---------------
        $3,575,000     Morgan Stanley, 1.67%, dated 12/18/03, maturity date                       $3,589,760
                       3/16/04
         4,333,000     JP Morgan Chase, 1.75%, dated 12/29/03, maturity date                       4,345,006
                       2/24/04
         1,753,000     Greenwich Capital, 1.50%, dated 01/21/04, maturity date                     1,755,557
                       2/25/04
         2,072,000     CS First Boston, 1.60%, dated 01/20/04, maturity date                       2,074,579
                       2/17/04
         2,088,000     CS First Boston, 1.60%, dated 01/20/04, maturity date                       2,090,598
                       2/17/04
         2,010,000     CS First Boston, 1.60%, dated 01/20/04, maturity date                       2,012,501
                       2/17/04
         3,338,000     Bear Stearns, 1.70%, dated 01/13/04, maturity date                          3,344,620
                       2/24/04
         4,257,000     Bear Stearns, 1.70%, dated 01/13/04, maturity date                          4,265,443
                       2/24/04
       $23,426,000
       ===========
                       Maturity Amount, Including Interest Payable                               $23,478,064
                       Market Value of Assets Sold Under Agreements                              $31,652,028
                       Weighted Average Interest Rate                                                  1.66%




The average daily balance of reverse repurchase agreements outstanding during the six months ended January 31, 2004, was approximately $32,621,620 at a weighted average interest rate of 1.65%. The maximum amount of reverse repurchase agreements outstanding at any time during the period was $39,147,656 as of December 11, 2003, which was 27.49% of total assets.

6.  Capital Stock

There are 100 million shares of $0.001 par value common stock authorized. Of the 14,405,509 shares outstanding at January 31, 2004, the Adviser owned 21,767 shares.

7.  Financial Instruments

The Fund regularly trades in financial instruments with off-balance sheet risk in the normal course of its investing activities to assist in managing exposure to various market risks. These financial instruments include written options, futures contracts and swap agreements and may involve, to a varying degree, elements of risk in excess of the amounts recognized for financial statement purposes. The notional or contractual amounts of these instruments represent the investment the Fund has in particular classes of financial instruments and does not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered. During the period, the Fund had segregated sufficient cash and/or securities to cover any commitments under these contracts.

As of January 31, 2004, the following swap agreement was outstanding:

                                                                                               Net Unrealized
                                                                                               Appreciation/
 Notional Amount       Expiration Date     Description                                         (Depreciation)
----------------------------------------------------------------------------------------------------------------
   $15,000,000            06/18/13         Agreement with Goldman Sachs Capital                   $653,052
                                           Markets, LP, dated 06/26/03 to pay
                                           semi-annually the notional amount multiplied
                                           by 3.853% and to receive quarterly the
                                           notional amount multiplied by 3 month
                                           USD-LIBOR-BBA.


                             DESCRIPTION OF RATINGS


                                   APPENDIX A


Description of Moody's Investors Service, Inc.'s
Below Investment Grade Debt Ratings:

          Ba -- Securities which are rated Ba are judged to have speculative elements and are subject to substantial credit risk.

          B -- Securities which are rated B are considered speculative and are subject to high credit risk.

          Caa -- Securities which are rated Caa are of poor standing and are subject to very high credit risk.

          Ca -- Securities which are rated Ca represent obligations which are speculative in a high degree and are likely in or very near default with some prospect of recovery of principal and interest.

          C -- Securities which are rated C are the lowest rated class of securities by Moody's Investors Service and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing. These securities are typically in default.

          NR -- Indicates that the Security is not rated.

          Note: Moody's applies numerical modifiers, 1, 2 and 3 in each generic rating classification from Aa through Caa in its securities rating system. The modifier 1 indicates that the security ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking, and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.



Description of Standard & Poor Corporation's
Below Investment Grade Debt Ratings:

          "BB," "B," "CCC," "CC," "C" Debt rated "BB," "B," "CCC," "CC" and "C" is regarded as vulnerable, on balance, as predominantly speculative with respect to capacity to pay interest and repay principal in accordance with the terms of the obligation. "BB" indicates the lowest degree of speculation and "C" the highest degree of speculation. While such debt will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposure to adverse conditions.

          D -- Securities rated D are in default. The 'D' rating category is used when payments on an obligation are not made on the date due even if the applicable grace period has not expired, unless Standard & Poor's believes that payments will be made during such grace period. The 'D' rating also will be used upon the filing of a bankruptcy petition or the taking of a similar action if payments on an obligation are jeopardized.

          Provisional Ratings -- (Prov.) following a rating indicates the rating is provisional, which assumes the successful completion of the project being financed by the issuance of the securities being rated and indicates that payment of debt service requirements is largely or entirely dependent upon the successful and timely completion of the project. This rating, however, which addresses credit quality subsequent to completion, makes no comment on the likelihood of, or the risk of default upon failure of, such completion. Accordingly, the investor should exercise his own judgment with respect to such likelihood and risk.

          Plus (+) or Minus (-): The ratings from AA to CCC (i.e., three categories below BBB) may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

          NR: Securities may lack a S&P rating because no public rating has been requested, because there is insufficient information on which to base a rating, or because S&P does not rate a particular type of obligation as a matter of policy.


Description of Fitch Ratings
Below Investment Grade Debt Ratings:

          "BB" ratings indicate speculative bonds and that there is a possibility of credit risk developing, particularly as a result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment-grade.

          "B" ratings indicate highly speculative bonds and that significant credit risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is contingent upon a sustained, favorable business and economic environment.

          "CCC," "CC" and "C" ratings denote high default risk. Default is a real possibility. Capacity for meeting financial commitments is solely reliant upon sustained, favorable business or economic developments. A "CC" rating indicates that default of some kind appears probable. "C" ratings signal imminent default.

          DDD, DD, and D: Securities in this category are based on their prospects for achieving partial or full recovery in a reorganization or liquidation of the obligor. While expected recovery values are highly speculative and cannot be estimated with any precision, the following serve as general guidelines. 'DDD' obligations have the highest potential for recovery, around 90%-100% of outstanding amounts and accrued interest. 'DD' indicates potential recoveries in the range of 50%-90% and 'D' the lowest recovery potential, i.e., below 50%.

          Entities rated in this category have defaulted on some or all of their obligations. Entities rated 'DDD' have the highest prospect for resumption of performance or continued operation with or without a formal reorganization process. Entities rated 'DD' and 'D' are generally undergoing a formal reorganization or liquidation process; those rated 'DD' are likely to satisfy a higher portion of their outstanding obligations, while entities rated 'D' have a poor prospect of repaying all obligations.

          Plus (+) or Minus (-): The ratings from AA to CCC may be modified by the addition of a plus or minus sign to indicate the relative position of a credit within the rating category.

          NR: Indicates that Fitch does not rate the specific issue.

Notes with Respect to All Ratings:

          Securities which are unrated expose the investor to risks with respect to capacity to pay interest or repay principal that are similar to the risks of lower-rated securities. The Fund is dependent on Fund management's judgment, analysis and experience in the evaluation of such securities.

          Investors should note that the assignment of a rating to a security by a rating service may not reflect the effect of recent developments on the issuer's ability to make interest and principal payments.

                           PART C -- OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

(1) FINANCIAL STATEMENTS - The required financial statements have been included in Part B of the Registration Statement.

(2) EXHIBITS

    (A) (1)   Articles of Incorporation dated September 1995.*
        (2)   Articles of Amendment to the Articles of Incorporation dated
              February 2000.**
        (3)   Articles of Amendment to the Articles of Incorporation dated
              October 15, 2003.
        (4)   Articles of Amendment to the Articles of Incorporation dated
              November 25, 2003.
    (B) Amended By-Laws.**
    (C) Not applicable.
    (D) Not applicable.
    (E) Not applicable.
    (F) Not applicable.
    (G) Form of Investment Advisory Agreement between Registrant and Hyperion Capital Management, Inc.
    (H) Not applicable.
    (I) Not applicable.
    (J) Form of Custodian Agreement between Registrant and State Street Bank and Trust Company.**
    (K) (1) Form of Registrar and Transfer Agent Agreement between Registrant and American Stock Transfer & Trust Company.
        (2) Form of Subadministration Agreement between Hyperion Capital Management, Inc. and State Street Bank and Trust Company.
        (3) Form of Amendment No. 1 to Subadministration Agreement.
        (4) Form of Subscription Agreement.
        (5) Form of Administrative Services Contract between Registrant and Hyperion Capital Management, Inc.
    (L) Not applicable.
    (M) Not applicable.
    (N) Not applicable.
    (O) Not applicable.
    (P) Written assurance.**
    (Q) Not applicable.
    (R) (1) Code of Ethics for Hyperion Strategic Bond Fund, Inc.**
        (2) Code of Ethics for Hyperion Capital Management, Inc.***

               * Incorporated herein by reference to Registrant's Registration Statement on Form N-2 dated September 22, 1995.
               ** Incorporated herein by reference to Registrant's Registration Statement on Form N-2 dated March 15, 2000.
               *** Incorporated herein by reference to Amendment No. 1 to the Registration Statement on Form N-2 of Hyperion Collateralized Securities Fund, Inc. dated December 15, 2003.

ITEM 25. MARKETING ARRANGEMENTS

         Not applicable.

ITEM 26. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses to be incurred in connection with the issuance and distribution of securities described in this Registration
Statement:

Securities and Exchange Commission fee                     $ 1,000.00
Accountants' fees and expenses                                      0
Printing                                                   $ 5,000.00
Marketing expenses                                                  0
Legal fees and expenses                                    $70,000.00
Miscellaneous                                              $ 9,000.00
Total                                                      $85,000.00
                                                           ==========

ITEM 27. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

     None.

ITEM 28. NUMBER OF HOLDERS OF SECURITIES (as of May 31, 2004)


TITLE OF CLASS                                       NUMBER OF RECORD HOLDERS
--------------                                       ------------------------
Common Stock                                                111


ITEM 29. INDEMNIFICATION

     In accordance with Section 2-418 of the General Corporation Law of the State of Maryland, Article NINTH of the Registrant's Articles of Incorporation provides as follows:

     "NINTH: (1) The Corporation shall indemnify (i) its currently acting and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by law, and
(ii) other employees and agents to such extent as shall be authorized by the Board of Directors or the By-Laws and as permitted by law. Nothing contained herein shall be construed to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

     The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     (2) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, and the Investment Company Act of 1940, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages; provided, however, that nothing herein shall be construed to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation of liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the Registrant of expenses incurred or paid by a director, officer or the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Insofar as the Investment Company Act of 1940 may be concerned, in the event that a claim for indemnification is asserted by a director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will not make such indemnification unless (i) the Registrant has submitted, before a court or other body, the question of whether the person to be indemnified was liable by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties, and has obtained a final decision on the merits that such person was not liable by reason of such conduct or (ii) in the absence of such decision, the Registrant shall have obtained a reasonable determination, based upon a review of the facts, that such person was not liable by virtue of such conduct, by (a) the vote of a majority of directors who are neither interested persons as such term is defined in the Investment Company Act of 1940, nor parties to the proceeding or (b) an independent legal counsel in a written opinion.

     The Registrant will not advance attorneys' fees or other expenses incurred by the person to be indemnified unless the Registrant shall have (i) received an undertaking by or on behalf of such person to repay the advance unless it is ultimately determined that such person is entitled to indemnification and one of the following conditions shall have occurred: (x) such person shall provide security for his undertaking, (y) the Registrant shall be insured against losses arising by reason of any lawful advances or (z) a majority of the disinterested, non-party directors of the Registrant, or an independent legal counsel in a written opinion, shall have determined that based on a review of readily available facts there is reason to believe that such person ultimately will be found entitled to indemnification.

ITEM 30. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISOR

     The description of the business of Hyperion Capital Management, Inc. is set forth under the caption "MANAGEMENT OF THE FUND" and "ADVISER" in the Private Placement Memorandum and Statement of Additional Information, respectively.

     The information as to the Directors and officers of Hyperion Capital Management, Inc. set forth in Hyperion Capital Management, Inc.'s Form ADV filed with the Securities and Exchange Commission on September 4, 2003 (File No. 801-49350) and as amended through the date hereof is incorporated herein by reference.

ITEM 31. LOCATION OF ACCOUNTS AND RECORDS

Registrant:                Hyperion Strategic Bond Fund, Inc.
                           One Liberty Plaza, 165 Broadway, 36th Floor
                           New York, New York   10006-1404

Investment Advisor:        Hyperion Capital Management, Inc.
                           One Liberty Plaza, 165 Broadway, 36th Floor
                           New York, New York   10006-1404

Transfer Agent for         American Stock Transfer & Trust Company, Inc.
Common Stock:              6201 15th Avenue
                           Brooklyn, New York  11219

Custodian and Fund         State Street Bank and Trust Company
Accounting Agent:          Two Avenue de Lafayette
                           Boston, Massachusetts  02105

ITEM 32. MANAGEMENT SERVICES

Not applicable.

ITEM 33. UNDERTAKINGS

Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 28th day of June, 2004.

                                          HYPERION STRATEGIC BOND FUND, INC.


                                    By:   /s/ John H. Dolan
                                          ------------------------------------
                                          John H. Dolan
                                          President

                                  EXHIBIT LIST


(A)  (3)   Articles of Amendment to the Articles of Incorporation dated
           October 15, 2003.
     (4) Articles of Amendment to the Articles of Incorporation dated November 25, 2003.
(G) Form of Investment Advisory Agreement between Registrant and Hyperion Capital Management, Inc.
(K)  (1)   Form of Registrar and Transfer Agent Agreement between Registrant and American Stock Transfer & Trust Company.
     (2) Form of Subadministration Agreement between Hyperion Capital Management, Inc. and State Street Bank and Trust Company.
     (3)   Form of Amendment No. 1 to Subadministration Agreement.
     (4)   Form of Subscription Agreement.
     (5) Form of Administrative Service Contract between Registrant and Hyperion Capital Management, Inc.